                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                         THE MULTICARE COMPANIES, INC.

                                       AT

                              $28.00 NET PER SHARE

                                       BY

                      GENESIS ELDERCARE ACQUISITION CORP.

                          A WHOLLY OWNED SUBSIDIARY OF

                            GENESIS ELDERCARE CORP.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, JULY 18, 1997, UNLESS THE OFFER IS EXTENDED.

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER SUCH NUMBER OF SHARES OF COMMON STOCK WHICH CONSTITUTES, ON A FULLY-DILUTED BASIS, A MAJORITY OF THE VOTING POWER ON THE DATE OF PURCHASE OF ALL SECURITIES OF THE MULTICARE COMPANIES, INC. (THE "COMPANY") ENTITLED TO VOTE GENERALLY IN THE ELECTION OF DIRECTORS OR IN A MERGER, (II) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND (III) THE RECEIPT BY GENESIS ELDERCARE ACQUISITION CORP. (THE "PURCHASER") OF THE PROCEEDS PURSUANT TO THE DEBT FINANCING COMMITMENTS ENTERED INTO IN CONNECTION WITH THE MERGER AGREEMENT IN ORDER TO PURCHASE THE SHARES PURSUANT TO THE OFFER AND THE MERGER, REFINANCE ALL INDEBTEDNESS OF THE COMPANY DUE AS A RESULT OF THE CONSUMMATION OF THE OFFER OR THE MERGER AND PAY RELATED FEES AND EXPENSES. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS. SEE THE INTRODUCTION AND SECTIONS 1, 9 AND 15.

THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS OF SHARES OF THE COMMON STOCK OF THE COMPANY AND RECOMMENDS THAT STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES TO THE PURCHASER.

                                   IMPORTANT

     Any stockholder desiring to tender all or any portion of such stockholder's Shares (as defined herein) of the Company should either (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile) and any other required documents to the Depositary (as defined herein), and either deliver the certificates representing the tendered Shares and any other required documents to the Depositary or tender such Shares pursuant to the procedure for book-entry transfer set forth in
Section 3 or (2) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender Shares so registered.

     A stockholder who desires to tender Shares and whose certificates representing such Shares are not immediately available or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

     Questions and requests for assistance may be directed to Montgomery Securities or Morgan Stanley & Co. Incorporated (each, a "Dealer Manager") or to D.F. King & Co., Inc. (the "Information Agent") at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent or the Dealer Managers, or from brokers, dealers, commercial banks or trust companies.

                     THE DEALER MANAGERS FOR THE OFFER ARE:

MONTGOMERY SECURITIES                                 MORGAN STANLEY DEAN WITTER

                                 JUNE 20, 1997

                               TABLE OF CONTENTS

                                                                                                                          PAGE
INTRODUCTION...........................................................................................................     1
THE TENDER OFFER.......................................................................................................     4
 1.  Term of the Offer; Expiration Date................................................................................     4
 2.  Acceptance for Payment and Payment for Shares.....................................................................     5
 3.  Procedure for Tendering Shares....................................................................................     6
 4.  Withdrawal Rights.................................................................................................     8
 5.  Certain Federal Income Tax Consequences...........................................................................     8
 6.  Price Range of Shares; No Cash Dividends..........................................................................     9
 7.  Certain Information Concerning the Company........................................................................     9
 8.  Certain Information Concerning the Parent, the Purchaser, Genesis, Cypress and TPG................................    11
 9.  Source and Amount of Funds........................................................................................    13
10.  Background of the Offer; Contacts with the Company................................................................    23
11.  The Merger Agreement; Certain Other Agreements....................................................................    23
12.  Purpose of the Offer; the Merger; Plans for the Company...........................................................    36
13.  Dividends and Distributions.......................................................................................    37
14.  Effect of the Offer on the Market for the Shares, NYSE Listing
     and Exchange Act Registration.....................................................................................    38
15.  Certain Conditions of the Offer...................................................................................    38
16.  Certain Legal Matters and Regulatory Approvals....................................................................    39
17.  Fees and Expenses.................................................................................................    44
18.  Miscellaneous.....................................................................................................    44
SCHEDULE I  -- DIRECTORS AND EXECUTIVE OFFICERS OF THE PARENT,
                    THE PURCHASER AND GENESIS, MEMBERS OF CYPRESS L.L.C. AND DIRECTORS AND EXECUTIVE OFFICERS OF ONWIST
AND TPG ADVISORS.......................................................................................................   I-1

To: The Stockholders of
THE MULTICARE COMPANIES, INC.

                                  INTRODUCTION

     Genesis ElderCare Acquisition Corp., a Delaware corporation formerly known as Waltz Acquisition Corp. (the "Purchaser") and a wholly owned subsidiary of Genesis ElderCare Corp., a Delaware corporation formerly known as Waltz Corp. (the "Parent"), hereby offers to purchase all of the outstanding shares of Common Stock, par value $.01 per share (the "Shares"), of The Multicare Companies, Inc., a Delaware corporation (the "Company"), at a purchase price of $28.00 per Share, net to the seller in cash without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer").

     Tendering stockholders will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the transfer and sale of Shares pursuant to the Offer. The Purchaser will pay all fees and expenses of Montgomery Securities and Morgan Stanley & Co. Incorporated ("Morgan Stanley"), each of which is acting as a Dealer Manager for the Offer (in such capacity, the "Dealer Manager"), ChaseMellon Shareholder Services, L.L.C., which is acting as the Depositary (in such capacity, the "Depositary") and D.F. King & Co., Inc., which is acting as the Information Agent (in such capacity, the "Information Agent"), incurred in connection with the Offer. See Section 17.

     The Board of Directors of the Company (the "Board of Directors") has approved the Merger Agreement (as defined below) and the transactions contemplated thereby, including the Offer and the Merger (as defined below), and determined that the terms of the Offer and the Merger are fair to, and in the best interests of, the holders of the Shares and recommends that the holders of the Shares accept the Offer and tender their Shares to the Purchaser.

     The Board of Directors has received the written opinion dated June 16, 1997 of Smith Barney Inc. ("Smith Barney"), financial advisor to the Company, to the effect that, as of such date and based upon and subject to certain matters stated therein, the $28.00 cash consideration to be received in the Offer and the Merger by holders of Shares (other than Parent and its affiliates) was fair, from a financial point of view, to such holders. A copy of the opinion of Smith Barney is attached to the Company's Solicitation/Recommendation Statement on Form 14D-9 which is being distributed to the stockholders of the Company, and stockholders are urged to read the opinion carefully in its entirety for the assumptions made, matters considered and limitations on the review undertaken by Smith Barney.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED IN
SECTION 1) SUCH NUMBER OF SHARES WHICH CONSTITUTES, ON A FULLY-DILUTED BASIS, A MAJORITY OF THE VOTING POWER ON THE DATE OF PURCHASE OF ALL SECURITIES OF THE COMPANY ENTITLED TO VOTE GENERALLY IN THE ELECTION OF DIRECTORS OR IN A MERGER (THE "MINIMUM CONDITION"), (II) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT") (THE "HSR ACT CONDITION"), AND (III) THE RECEIPT BY THE PURCHASER OF THE PROCEEDS OF THE FINANCING PURSUANT TO THE COMMITMENT LETTER AND THE BRIDGE FINANCING COMMITMENT LETTER (EACH AS DEFINED IN SECTION 9) ENTERED INTO IN CONNECTION WITH THE MERGER AGREEMENT IN ORDER TO PURCHASE THE SHARES PURSUANT TO THE OFFER AND THE MERGER, REFINANCE ALL INDEBTEDNESS OF THE COMPANY DUE AS A RESULT OF THE CONSUMMATION OF THE OFFER OR THE MERGER AND PAY RELATED FEES AND EXPENSES (THE "FINANCING CONDITION"). SEE SECTIONS 1, 9 AND 15. IF THE PURCHASER PURCHASES NOT LESS THAN THAT NUMBER OF SHARES NEEDED TO SATISFY THE MINIMUM CONDITION, IT WILL BE ABLE TO EFFECT THE MERGER WITHOUT THE AFFIRMATIVE VOTE OF ANY OTHER STOCKHOLDER OF THE COMPANY. SEE SECTION 12.

     The Parent estimates that approximately $1.483 billion of financing will be required in connection with the transactions pursuant to the Merger Agreement and that, in addition, approximately $37 million of existing indebtedness of the Company and its subsidiaries will remain outstanding after the Merger. The Purchaser has received from a group of lenders for which Mellon Bank, N.A. is acting as administrative agent, a commitment letter indicating their willingness to lend to the Purchaser up to $625 million in the aggregate and has received from Morgan Stanley Bridge Fund, L.L.C. and Montgomery Group Holdings, L.L.C. a commitment letter indicating their willingness to purchase up to $133 million and $67 million, respectively, of subordinated debt securities of the Purchaser. The remainder of the funds necessary to finance the Offer and the Merger will consist of $720 million from the issuance and sale of common stock of the Parent ("Parent Common Stock") to Genesis Health Ventures, Inc. ("Genesis"), The Cypress Group L.L.C. (together with its affiliates, "Cypress") and TPG Partners II, L.P. (together with its affiliates, "TPG"). For more information concerning the financing of the Offer and the Merger and related transactions, see Section 9.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of June 16, 1997 (the "Merger Agreement"), by and among the Parent, the Purchaser and the Company. The Merger Agreement provides, among other things, for the making of the Offer by the Purchaser, and further provides that, following the completion of the Offer, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), the Purchaser will be merged with and into the Company (the "Merger"). Following the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and become a wholly owned subsidiary of the Parent, and the separate corporate existence of the Purchaser will cease. See Section 11.

     At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by the Company or any subsidiary of the Company and each Share owned by the Parent, the Purchaser or any other subsidiary of the Parent, which shall be cancelled, and other than Shares, if any (collectively, "Dissenting Shares"), held by stockholders who have properly exercised appraisal rights under Section 262 of the DGCL) will, by virtue of the Merger and without any action on the part of the holders of the Shares be converted into the right to receive $28.00 in cash (the "Merger Consideration"), payable to the holder thereof, without interest, upon surrender of the certificate formerly representing such Share, less any required withholding taxes.

     The Merger Agreement is more fully described in Section 11. Certain federal income tax consequences of the sale of the Shares pursuant to the Offer and the exchange of Shares for the Merger Consideration pursuant to the Merger are described in Section 5.

     The Company has represented to the Parent that as of the close of business on June 13, 1997, there were 30,817,069 Shares issued and outstanding, 4,341,346 Shares reserved for issuance upon conversion of the Company's 7% Convertible Subordinated Debentures due 2003 (the "7% Debentures"), 3,690,686 Shares reserved for issuance upon the exercise of outstanding stock options and approximately 15,000 Shares reserved for issuance pursuant to the Company's Employee Stock Purchase Program. Based upon the foregoing, the Purchaser believes that approximately 19,432,051 Shares constitute a majority of the outstanding Shares on a fully-diluted basis.

     Simultaneously with the execution of the Merger Agreement, the Parent and the Purchaser entered into a Tender Agreement and Irrevocable Proxy (the "Tender Agreements") with each of Daniel E. Straus and Moshael J. Straus (each, a "Stockholder" and together, the "Stockholders") as a condition to the willingness of the Parent and the Purchaser to proceed with the Offer and the Merger.

     Pursuant to the Tender Agreements, each Stockholder agreed to validly tender (or cause the record owner thereof to tender) and not withdraw, pursuant to and in accordance with the terms of the Offer, all of the Shares and any other securities entitled to vote generally in the election of directors beneficially owned by such Stockholder (the "Owned Shares").

     Pursuant to the Tender Agreements, each Stockholder also agreed that during the period commencing on the date thereof and continuing until the earlier of
(x) the consummation of the Offer and (y) the termination of the Tender Agreements, at any meeting of the Company's stockholders or in connection with any written consent of the Company's stockholders, subject to the absence of a preliminary or permanent injunction or other requirement under applicable law, such Stockholder shall vote (or cause to be voted) all Owned Shares: (i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval and adoption of the Merger and the terms thereof and each of the other actions contemplated by the Merger Agreement and the Tender Agreements and any actions required in furtherance thereof; (ii) against any action or agreement that would impede, interfere with, or prevent the Offer or the Merger; and (iii) except as otherwise agreed to in writing in advance by the Parent, against the following actions (other than the Offer, the Merger and the transactions contemplated by the Merger Agreement and the Tender Agreements):
(I) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its subsidiaries;
(II) any sale, lease or transfer of a material amount of the assets or business of the Company or its subsidiaries, or any reorganization, restructuring, recapitalization, special dividend, dissolution, liquidation or winding up of the Company or its subsidiaries; (III) any change in the present capitalization of the Company including any proposal to sell any material equity interest in the Company or any amendment of the certificate of incorporation of the Company; and (IV) against an election of new members of the Board of Directors of the Company except where the vote is cast in favor of the nominees of a majority of the existing directors of the Company. In addition, each Stockholder agreed not to enter into any agreement, arrangement or understanding with any person the effect of which would be inconsistent or violative of the foregoing. Further, each Stockholder granted to, and appointed the Purchaser and any designee of the Purchaser such Stockholder's irrevocable (until the termination of the Tender Agreements) proxy and attorney-in-fact (with full power of substitution) to vote the Owned Shares of such Stockholder as indicated in this paragraph.

     As of June 16, 1997, the Stockholders beneficially owned 14,013,966 Shares, or 36.1% of the outstanding Shares on a fully-diluted basis.

     For a more detailed description of the Tender Agreements, see Section 11.

     The Company has advised the Purchaser that, to the knowledge of the Company, all the directors of the Company intend to tender their Shares pursuant to the Offer.

     In connection with the Merger Agreement, the Parent and the Purchaser also entered into Noncompetition and Consulting Agreements (the "Noncompetition Agreements") with each of Daniel E. Straus and Moshael J. Straus (each, a "Consultant" and together the "Consultants").

     Pursuant to the Noncompetition Agreements, the Parent irrevocably appointed each Consultant, and each Consultant agreed to act as, a consultant, for a period of 12 months (the "Consulting Term") commencing on the date of the consummation of the Merger (the "Closing"), to perform such reasonable consulting services as the chief executive officer of the Parent requests.

     As compensation for each Consultant's services, the Parent agreed to pay each Consultant a consulting fee of $1.5 million payable in immediately available funds at the Closing. In addition, each Consultant will be reimbursed for all expenses actually incurred by such Consultant in the performance of his duties.

     As consideration for each Consultant's agreement to the restrictive covenants described in the second following paragraph (the "Restrictive Covenants"), the Parent agreed, among other things, to pay each Consultant a cash payment in the amount of $1.5 million payable in immediately available funds at the Closing.

     The Noncompetition Agreements also provide that the Consultants will not, for a period of one year after the date thereof, in any capacity, directly or indirectly, for his own account or for the benefit of any person, establish, engage in or be connected with any Competitive Business. The term "Competitive Business" means any Restricted Business conducted in the Restricted Zone. Restricted Business means institutional pharmacy, rehabilitation services, long-term care services, skilled nursing facilities or assisted living facilities but does not include providing any other goods or services to skilled nursing facilities, assisted living facilities and other health care facilities. The Restricted Zone means any town in Connecticut or Rhode Island in which the Company operates a long term care facility and an area of 15 miles surrounding such facility; any county in Illinois, New Jersey, Ohio, West Virginia or Wisconsin in which the Company operates a long term care facility and an area of 15 miles surrounding such facility; all portions of Massachusetts east of Worcester; all portions of Pennsylvania east of Harrisburg and an area of 15 miles around any facility located in Virginia or Vermont; but in no event includes any portion of any state other than Connecticut, Rhode Island, Illinois, New Jersey, Ohio, West Virginia, Wisconsin, Massachusetts, Pennsylvania, Virginia or Wisconsin. The foregoing does not restrict either Consultant from owning interests in, or developing, real estate so long as such Consultant is not operating any Restricted Business. In addition, the Consultants may not pursue certain development projects.

     Simultaneously with the execution of the Merger Agreement, the Parent and the Purchaser also entered into a Noncompetition Agreement with Stephen R. Baker. The terms of such agreement are identical in all material respects to the terms of the Noncompetition Agreements described above, except that the Noncompetition Agreement with Mr. Baker (i) does not contain any provisions relating to the rendering of, or payment for, consulting services by Mr. Baker and (ii) provides for a cash payment of $500,000 to Mr. Baker as consideration for his agreement to the Restrictive Covenants.

     For a more detailed discussion of the Noncompetition Agreements, see
Section 11.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

     1. TERM OF THE OFFER; EXPIRATION DATE. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Purchaser will accept for payment and pay for all Shares validly tendered on or prior to the Expiration Date and not properly withdrawn as permitted by Section 4. The term "Expiration Date" means 12:00 Midnight, New York City time, on Friday, July 18, 1997, unless and until the Purchaser, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, SATISFACTION OF THE MINIMUM CONDITION, THE HSR ACT CONDITION AND THE FINANCING CONDITION AND CERTAIN OTHER CONDITIONS. SEE SECTION 15, WHICH SETS FORTH IN FULL THE CONDITIONS TO THE OFFER. SUBJECT TO THE PROVISIONS OF THE MERGER AGREEMENT AND THE APPLICABLE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION"), THE PURCHASER RESERVES THE RIGHT, IN ITS SOLE DISCRETION, TO WAIVE ANY OR ALL CONDITIONS TO THE OFFER (OTHER THAN THE MINIMUM CONDITION) AND TO MODIFY THE TERMS OF THE OFFER. SUBJECT TO THE PROVISIONS OF THE MERGER AGREEMENT, INCLUDING THE PROVISIONS OF THE MERGER AGREEMENT SET FORTH IN THE NEXT PARAGRAPH, AND THE APPLICABLE RULES AND REGULATIONS OF THE COMMISSION, IF BY THE EXPIRATION DATE ANY OR ALL OF SUCH CONDITIONS TO THE OFFER HAVE NOT BEEN SATISFIED, THE PURCHASER RESERVES THE RIGHT (BUT SHALL NOT BE OBLIGATED) TO (I) TERMINATE THE OFFER AND RETURN ALL TENDERED SHARES TO TENDERING STOCKHOLDERS,
(II) WAIVE SUCH UNSATISFIED CONDITIONS AND PURCHASE ALL SHARES VALIDLY TENDERED OR (III) EXTEND THE OFFER AND, SUBJECT TO THE TERMS OF THE OFFER (INCLUDING THE RIGHTS OF STOCKHOLDERS TO WITHDRAW THEIR SHARES), RETAIN THE SHARES WHICH HAVE BEEN TENDERED, UNTIL THE TERMINATION OF THE OFFER, AS EXTENDED.

     Subject to the applicable rules and regulations of the Commission and the terms of the Merger Agreement, the Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 15 shall have occurred, to
(i) extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary and (ii) amend the Offer in any respect by giving oral or written notice of such amendment to the Depositary. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares. Under the terms of the Merger Agreement, however, without the consent of the Company, the Purchaser will not reduce the number of Shares subject to the Offer, reduce the price per Share payable in the Offer, modify or add to the conditions to the Offer, except as provided in the next sentence, extend the Offer, change the form of consideration payable in the Offer (other than by increasing the cash offer price) or amend or modify any term of the Offer in any manner adverse to any of the Company's stockholders. The Purchaser may, without the consent of the Company, but subject to the Company's right to terminate the Merger Agreement after September 15, 1997 (which date may be extended by the Parent to October 15, 1997 if the Parent is and has been diligently pursuing approval of the applications and notices filed with governmental authorities in order to consummate the Offer and the Merger), if the Purchaser has not accepted Shares for payment pursuant to the Offer by such date (i) extend the Offer if at the scheduled expiration date of the Offer any conditions to the Purchaser's obligation to purchase Shares has not been satisfied, until such time as such conditions are satisfied or waived, or (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission applicable to the Offer or in order to obtain any material regulatory approval applicable to the Offer. The Purchaser shall have no obligation to pay interest on the purchase price of tendered Shares. The rights reserved by the Purchaser in this paragraph are in addition to the Purchaser's rights to terminate the Offer pursuant to Section 15.

     Any extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made in accordance with Rule 14e-1(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Purchaser may choose to make any public announcement, except as provided by applicable law (including Rules 14d-4(c) and 14(d)-6(d), under the Exchange Act which require that material changes be promptly disseminated to holders of Shares), the Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

     If the Purchaser makes a material change in the terms of the Offer or if it waives a material condition of the Offer, the Purchaser will disseminate additional tender offer material and extend the Offer to the extent required by Rules 14d-4(c),

14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances, including the materiality, of the changes. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought, a minimum ten business day period from the day of such change is generally required to allow for adequate dissemination to stockholders. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday, or a federal holiday and consists of the time period from 12:01 A.M. through 12:00 Midnight, New York City time.

     The Company has provided the Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed by the Purchaser to record holders of Shares and furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

     2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay for all Shares validly tendered and not properly withdrawn on or prior to the Expiration Date as soon as practicable after the later to occur of (i) the Expiration Date and (ii) the satisfaction or waiver of the conditions of the Offer set forth in Section 15, including without limitation the Minimum Condition, the HSR Act Condition and the Financing Condition. In addition, subject to applicable rules of the Commission, the Purchaser expressly reserves the right to delay acceptance for payment of or payment for Shares pending receipt of any other regulatory approvals specified in Section 16. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act.

     For information with respect to approvals required to be obtained prior to the consummation of the Offer, including the HSR Act, see Section 16.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) Certificates for such Shares ("Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company or the Philadelphia Depository Trust Company (each a "Book-Entry Transfer Facility" and, collectively, the "Book-Entry Transfer Facilities") pursuant to the procedures set forth in Section 3, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal.

     The term "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to and received by the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting such payments to stockholders whose Shares have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT. If, for any reason whatsoever, acceptance for payment of or payment for any Shares tendered pursuant to the Offer is delayed or the Purchaser is unable to accept for payment or pay for Shares tendered pursuant to the Offer, then without prejudice to the Purchaser's rights set forth herein, the Depositary may nevertheless, on behalf of the Purchaser and subject to Rule 14e-1(c) under the Exchange Act, retain tendered Shares and such Shares may not be withdrawn except to the extent that the tendering stockholder is entitled to and duly exercises withdrawal rights as described in Section 4.

     If any tendered Shares are not accepted for payment for any reason or if Share Certificates are submitted for more Shares than are tendered, Share Certificates evidencing unpurchased or untendered Shares will be returned without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at a

Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

     The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

     3. PROCEDURE FOR TENDERING SHARES.

     VALID TENDERS. Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date and either (i) Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case on or prior to the Expiration Date or (ii) the guaranteed delivery procedures described below must be complied with.

     BOOK-ENTRY TRANSFER. The Depositary will make a request to establish accounts with respect to the Shares at the Book-Entry Transfer Facilities for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of any Book-Entry Transfer Facility may make book-entry delivery of Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at such Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at a Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other documents required by the Letter of Transmittal, must in any case be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the guaranteed delivery procedures described below must be complied with.

     DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     SIGNATURE GUARANTEES. Signatures on Letters of Transmittal must be guaranteed by a firm which is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program (each of the foregoing being referred to as an "Eligible Institution"), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box labeled "Special Payment Instructions" or the box labeled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

     If the Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or Share Certificates not accepted for payment or not tendered are to be returned, to a person other than the registered holder, the Share Certificates must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name of the registered holder appears on such certificates, with the signatures on such certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 of the Letter of Transmittal.

     If Share Certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) must accompany each such delivery.

     GUARANTEED DELIVERY. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates are not immediately available, or such stockholder cannot deliver the Share Certificates and all other required documents to reach the Depositary on or prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form made available by the Purchaser is received by the Depositary as provided below on or prior to the Expiration Date; and

          (iii) the Share Certificates (or a Book-Entry Confirmation), representing all tendered Shares in proper form for transfer, together with the Letter of Transmittal (or a facsimile thereof) properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal are received by the Depositary within three New York Stock Exchange ("NYSE") trading days after the date of execution of such Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, telex, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution and a representation that the stockholder owns the Shares tendered within the meaning of, and that the tender of the Shares effected thereby complies with, Rule 14e-4 under the Exchange Act, each in the form set forth in such Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of Share Certificates for, or of Book-Entry Confirmation with respect to, such Shares, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering stockholders at the same time and will depend upon when Share Certificates or Book-Entry Confirmations of such Shares are received into the Depositary's account at a Book-Entry Transfer Facility.

     APPOINTMENT AS PROXY. By executing the Letter of Transmittal, a tendering stockholder irrevocably appoints designees of the Purchaser and each of them as such stockholder's attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date hereof). All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior powers of attorney and proxies given by such stockholder with respect to such Shares (and such other Shares and securities) will be revoked without further action, and no subsequent powers of attorney and proxies may be given nor any subsequent written consents executed (and, if given or executed, will not be deemed effective). The designees of the Purchaser will, with respect to the Shares (and such other Shares and securities) for which such appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's payment for such Shares, the Purchaser must be able to exercise full voting rights with respect to such Shares and other securities, including voting at any meeting of stockholders.

     DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser in its sole discretion, which determination shall be final and binding on all parties. The Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may in the opinion of its counsel be unlawful. The Purchaser also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender of Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Purchaser, the Parent, any of their affiliates or assigns, either Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     BACKUP FEDERAL INCOME TAX WITHHOLDING AND SUBSTITUTE FORM W-9. Under the "backup withholding" provisions of federal income tax law, the Depositary may be required to withhold 31% of the amount of any payments of cash pursuant to the Offer. In order to avoid backup withholding, each stockholder surrendering Shares in the Offer must, unless an exemption applies, provide the payor of such cash with such stockholder's correct taxpayer identification number ("TIN") on a substitute Form W-9 and certify, under penalties of perjury, that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service ("IRS") may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 31%. All stockholders surrendering Shares pursuant to the Offer should complete and sign the substitute Form W-9 included in the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Depositary). Certain stockholders (including among others all corporations and certain foreign individuals and entities) are not subject to backup withholding. Noncorporate foreign stockholders should complete and sign a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 of the Letter of Transmittal.

     OTHER REQUIREMENTS. The Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer, including the tendering stockholder's representation and warranty that the stockholder is the holder of the Shares within the meaning of, and that the tender of the Shares complies with, Rule 14e-4 under the Exchange Act.

     4. WITHDRAWAL RIGHTS. Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after August 18, 1997. If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to purchase Shares validly tendered pursuant to the Offer for any reason, then without prejudice to the Purchaser's rights under the Offer, the Depositary may nevertheless, on behalf of the Purchaser, retain tendered Shares and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4. Any such delay in acceptance for payment will be accompanied by an extension of the Offer to the extent required by law.

     For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If Share Certificates to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. None of the Purchaser, the Parent, any of their affiliates or assigns, either Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3.

     5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The summary of tax consequences set forth below is for general information only and is based on the law as currently in effect. The tax treatment of each stockholder will depend in part upon such stockholder's particular situation. Special tax consequences not described herein may be applicable to particular classes of taxpayers, such as financial institutions, broker-dealers, persons who are not citizens or residents of the United States, stockholders who acquired their Shares through the exercise of an employee stock option or otherwise as compensation, and persons who received payments in respect of options to acquire Shares. ALL STOCKHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS AND CHANGES IN SUCH TAX LAWS.

     The receipt of cash pursuant to the Offer or the Merger will be a taxable transaction for Federal income tax purposes under the Internal Revenue Code of 1986, as amended, and may also be a taxable transaction under applicable state, local, foreign income or other tax laws. Generally, for Federal income tax purposes, a stockholder will recognize gain or loss in an amount equal to the difference between the cash received by the stockholder pursuant to the Offer or the Merger and the stockholder's adjusted tax basis in the Shares tendered by the stockholder and purchased pursuant to the Offer or the Merger. For Federal income tax purposes, such gain or loss will be a capital gain or loss if the Shares are a capital asset in the hands of the stockholder, and a long-term capital gain or loss if the stockholder's holding period is more than one year as of the date the Purchaser accepts such Shares for payment pursuant to the Offer or the effective date of the Merger, as the case may be. There are limitations on the deductibility of capital losses.

     6. PRICE RANGE OF SHARES; NO CASH DIVIDENDS. The Shares are listed and traded on the NYSE under the symbol "MUL". The following table sets forth, for the quarters indicated, the high and low sales prices per Share on the NYSE as reported in the Company's Annual Reports on Form 10-K for the years ended December 31, 1996 and December 31, 1995 (the "1996 Annual Report" and the "1995 Annual Report," respectively) with respect to periods occurring in 1995 and 1996 and as reported by the Dow Jones News Service thereafter. The Company has not paid cash dividends on the Shares and has no plans to do so.

                                                                                                                   High
Year Ended December 31, 1995:
  First Quarter..............................................................................................   $    15 1/2
  Second Quarter.............................................................................................   $    15 1/8
  Third Quarter..............................................................................................   $    15 5/8
  Fourth Quarter.............................................................................................   $    16 1/8
Year Ended December 31, 1996:
  First Quarter..............................................................................................   $    19 1/4
  Second Quarter.............................................................................................   $    20 7/8
  Third Quarter..............................................................................................   $    21 3/4
  Fourth Quarter.............................................................................................   $    22 3/8
Year Ended December 31, 1997:
  First Quarter..............................................................................................   $    20 1/4
  Second Quarter (through June 19, 1997).....................................................................   $    27 1/4

                                                                                                                   Low

Year Ended December 31, 1995:
  First Quarter..............................................................................................  $    11 5/8

  Second Quarter.............................................................................................  $    11 1/4

  Third Quarter..............................................................................................  $    11 1/4

  Fourth Quarter.............................................................................................  $    11 3/4

Year Ended December 31, 1996:
  First Quarter..............................................................................................  $    14 7/8

  Second Quarter.............................................................................................  $    17 1/2

  Third Quarter..............................................................................................  $        18

  Fourth Quarter.............................................................................................  $    17 3/4

Year Ended December 31, 1997:
  First Quarter..............................................................................................  $    17 1/4

  Second Quarter (through June 19, 1997).....................................................................  $    17 1/4


     On March 28, 1997, the last full trading day prior to the Company's engagement of Smith Barney, the closing sale price per Share reported on the NYSE was $19.00. On June 13, 1997, the last full trading day prior to announcement of the Offer, the closing sale price per Share reported on the NYSE was $25 5/8. On June 19, 1997, the last full trading day before commencement of the Offer, the closing sale price per Share reported on the NYSE was $26 7/8. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

     7. CERTAIN INFORMATION CONCERNING THE COMPANY. The summary information concerning the Company in this Section 7 and elsewhere in this Offer to Purchase is derived from the 1996 Annual Report, the 1995 Annual Report, the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 and other publicly available information. The summary information set forth below is qualified in its entirety by reference to such reports (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available reports and documents filed by the Company with the Commission and other publicly available information. Although the Purchaser does not have any knowledge that would indicate that any statements contained herein based upon such reports are untrue, the Purchaser does not assume any responsibility for the accuracy or completeness of the information contained therein, or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information but which are unknown to the Parent and the Purchaser.

     GENERAL. The Company, through a predecessor, started business in 1984 under the laws of Delaware. The Company's principal executive offices are located at 411 Hackensack Avenue, Hackensack, New Jersey 07601. The telephone number of the Company at such offices is (201) 488-8818.

     The Company is a leading provider of high quality long-term care, specialty medical services and assisted living residences in selected geographic regions.

     FINANCIAL INFORMATION. Set forth below are certain selected consolidated financial data for the Company's last three fiscal years and the fiscal quarters ended March 31, 1996 and March 31, 1997 which were derived from the 1996 Annual Report, the 1995 Annual Report and the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997. More comprehensive financial information is included in the reports (including management's discussion and analysis of financial condition and results of operations) and other documents filed by the Company with the Commission, and the following financial data is qualified in its entirety by reference to such reports and other documents including the financial information and related notes contained therein. Such reports and other documents may be examined and copies thereof may be obtained from the offices of the Commission and the NYSE in the manner set forth below.

                         THE MULTICARE COMPANIES, INC.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                  (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)

                                                                              FISCAL YEAR                   THREE MONTHS
                                                                           ENDED DECEMBER 31,             ENDED MARCH 31,
                                                                      1994        1995        1996        1996        1997
INCOME STATEMENT DATA
Net revenues.....................................................   $262,416    $353,048    $532,230    $120,057    $168,792
Earnings before income taxes & extraordinary item................     27,496      35,945      46,307      10,015      13,910
Income taxes.....................................................     10,454      13,798      17,570       3,818       5,150
Extraordinary items, net of tax..................................      1,620       3,722       2,827       1,481         873
Net income.......................................................   $ 15,422    $ 18,425    $ 25,910    $  4,716    $  7,887
Net income per common share assuming full dilution...............   $   0.64    $   0.69    $   0.90    $   0.18    $   0.24
Weighted average number of Common Shares outstanding assuming
  full dilution..................................................     23,967      26,513      33,172      26,523      36,111
BALANCE SHEET DATA (AT END OF PERIOD)
Total assets.....................................................   $308,755    $470,958    $761,667                $774,740
Total liabilities................................................    208,650     357,063     553,732                 549,247
Shareholders' equity.............................................    100,105     113,895     207,935                 225,493

     The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the informational filing requirements of the Exchange Act and in accordance therewith is obligated to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in such proxy statements and distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection and copying at prescribed rates at the regional offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, Suite 1300, New York, New York 10048. Such reports, proxy statements and other information may also be obtained at the Web site that the Commission maintains at http://www.sec.gov. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, such material should also be available for inspection at the library of the NYSE, 20 Broad Street, New York, New York 10005. Except as otherwise noted in this Offer to Purchase, all of the information with respect to the Company set forth in this Offer to Purchase has been derived from publicly available information.

     CERTAIN PROJECTIONS. In connection with the Parent's and the Purchaser's due diligence review of the Company and during the course of negotiations between the Parent and the Purchaser, the Company and their respective advisors described in Section 10 of this Offer to Purchase, the Company provided the Parent and the Purchaser with certain projections of future operating performance of the Company which the Parent and the Purchaser believe are not publicly available. Such projections cover the five-year period beginning with 1997 and, using the Company's 1996 fiscal year as a benchmark, assume, among other things, (i) a compound annual growth rate for total revenues of 29.5%;
(ii) EBITDAR margins of approximately 18.2% to 19.5%; (iii) a compound annual growth rate for EBITDAR of 27.8%; (iv) a compound annual growth rate for earnings of 39.0%; and (v) annual capital expenditures for property, plant and equipment and acquisitions for the years 1998,

1999, 2000 and 2001 of $207.7 million, $215.6 million, $204.7 million and $218.5 million, respectively. Such projections did not take into account any of the potential effects of the transactions contemplated by the Offer or the Merger.

     Such projections provided by the Company to the Parent and the Purchaser were prepared as part of the effort to sell the Company. While presented with numerical specificity, such projections are based upon a variety of assumptions relating to the business of the Company, industry performance, general business and economic conditions and other matters and are subject to significant uncertainties and contingencies, many of which are beyond the Parent's, the Purchaser's or the Company's control, and therefore, such projections are inherently imprecise, and there can be no assurances that any such projections will be realized or that actual results will not differ significantly from those set forth above. None of the Parent, the Purchaser, the Company, their respective directors or any of such parties' respective financial advisors accept any responsibility for such projections or the basis or assumptions on which they were prepared. Such projections were not intended to be a forecast of financial results by the Company and were not prepared with a view to public disclosure or compliance with guidelines established by the American Institute of Certified Public Accountants regarding projections and forecasts.

     The Parent and the Purchaser reviewed the Company's projections but disagreed with a number of key assumptions used by the Company's management in preparing the projections. Accordingly, the Parent and the Purchaser did not use or rely on the Company's projections nor did the Parent or the Purchaser conduct a discounted cash flow analysis or any other valuation on the basis of such projections in connection with its valuation of the Company. The foregoing summary of such projections is being included herein only because such information was made available to the Purchaser by the Company.

8. CERTAIN INFORMATION CONCERNING THE PARENT, THE PURCHASER, GENESIS, CYPRESS AND TPG.

     THE PARENT. The Parent is a newly formed Delaware corporation organized at the direction of Genesis, Cypress and TPG in connection with the Offer and the Merger. At the time of the Merger, it is anticipated that the Parent Common Stock will be owned approximately 42% by Genesis, approximately 29% by Cypress and approximately 29% by TPG. Until the acceptance for payment of the Shares pursuant to the Offer, it is not anticipated that the Parent will have any significant assets or liabilities or engage in any activities other than those incident to its formation, the Offer the Merger and the transactions in connection therewith. The address of the Parent is 148 West State Street, Kennett Square, Pennsylvania 19348.

     THE PURCHASER. The Purchaser is a newly formed Delaware corporation organized at the direction of the Parent in connection with the Offer and the Merger. The address of the Purchaser is the same as the address of the Parent.

GENESIS.

     Genesis is a leading provider of healthcare and support services to the elderly. Genesis has developed the Genesis ElderCareSM delivery model of integrated healthcare networks to provide cost-effective, outcome oriented services to the elderly. Through these integrated healthcare networks, Genesis provides basic healthcare and specialty medical services to more than 75,000 customers in five regional markets in the Eastern United States in which over 3,000,000 people over the age of 65 reside. The networks include 156 eldercare centers with approximately 22,000 beds; 16 primary care physician clinics; approximately 96 physicians, physician assistants and nurse practitioners; 12 institutional pharmacies and five medical supply distribution centers serving over 52,000 beds; 28 professional pharmacies; certified rehabilitation agencies providing services through over 375 contracts; and eight home healthcare agencies. Genesis has concentrated its eldercare networks in five geographic regions in order to achieve operating efficiencies, economics of scale and significant market share. The five geographic markets that Genesis principally serves are: Massachusetts/Connecticut/New Hampshire; Eastern Pennsylvania/Delaware Valley; Southern Delaware/Eastern Shore of Maryland; Baltimore, Maryland/Washington, D.C.; and Central Florida.

     Set forth below are certain selected consolidated financial data relating to Genesis and its subsidiaries for Genesis' last three fiscal years and the periods ended March 31, 1996 and March 31, 1997 which have been derived from the financial statements contained in Genesis' Annual Report on Form 10-K for the fiscal years ended September 30, 1995 and September 30, 1996 and Genesis' Quarterly Report on Form 10-Q for the quarter ended March 31, 1997. More comprehensive financial information is included in the reports (including management's discussion and analysis of financial condition and results of operations) and other documents filed by Genesis with the Commission, and the following financial data is qualified in its entirety by reference to such reports and other documents, including the financial information and related notes contained therein. Such reports and other documents may be examined and copies thereof may be obtained from the offices of the NYSE in the manner set forth below.

                         GENESIS HEALTH VENTURES, INC.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                                 (IN THOUSANDS)

                                                                         FISCAL YEAR ENDED                  SIX MONTHS
                                                                           SEPTEMBER 30,                 ENDED MARCH 31,
                                                                    1994        1995        1996        1996         1997
INCOME STATEMENT DATA
Net revenues...................................................   $388,616    $486,393    $671,469    $287,517    $  531,807
Operating income before capital costs..........................     69,373      93,293     128,269      54,697        91,810
Earnings before income taxes & extraordinary items.............     27,710      40,296      58,086      21,532        39,372
Income taxes...................................................     10,019      14,765      20,917       7,864        14,370
Extraordinary items, net of tax................................         18       1,923          --          --           553
Net income.....................................................   $ 17,673    $ 23,608    $ 37,169    $ 13,668    $   24,449
BALANCE SHEET DATA (AT END OF PERIOD)
Total assets...................................................   $511,698    $600,389    $950,669                $1,341,213
Total liabilities..............................................    316,232     378,841     436,061                   758,247
Shareholders' equity...........................................    195,466     221,548     514,608                   582,966

     Genesis is subject to the informational filing requirements of the Exchange Act and in accordance therewith is obligated to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning Genesis' directors and officers, their remuneration, options granted to them, the principal holders of Genesis' securities and any material interest of such persons in transactions with Genesis is required to be disclosed in such proxy statements and distributed to Genesis' stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection and copying at prescribed rates at the regional offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, Suite 1300, New York, New York 10048. Such reports, proxy statements and other information may also be obtained at the Web site that the Commission maintains at http://www.sec.gov. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Such material is also available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005. The financial statements set forth in Item 1 of Genesis' Quarterly Report on Form 10-Q for the period ended March 31, 1997 and in Item 8 of Genesis' Annual Report on Form 10-K for the year ended September 30, 1996 are incorporated herein by reference.

     CYPRESS. It is anticipated that Cypress will invest in the common stock of the Parent through Cypress Merchant Banking Partners L.P. ("CMBP L.P.") and Cypress Offshore Partners L.P. ("Cypress Offshore"). CMBP L.P. is a Delaware limited partnership formed in 1994 to invest in securities of entities selected by its general partner. Cypress Offshore is a Cayman Islands limited partnership formed in 1995 to invest in securities of entities selected by its investment general partner. Cypress Associates L.P., a Delaware limited partnership, is the sole general partner of CMBP L.P. and the investment general partner of Cypress Offshore. The Cypress Group L.L.C. ("Cypress L.L.C."), a Delaware limited liability company, is the sole general partner of Cypress Associates L.P., and Onwist Ltd. ("Onwist"), a Cayman Islands limited liability company, is the administrative general partner of Cypress Offshore

     The business of Cypress L.L.C. consists of performing the functions of, and serving as, the general partner of Cypress Associates L.P. and a related partnership. The address of Cypress L.L.C. is 65 East 55th Street, 19th Floor, New York, New York 10022.

     The business of Onwist consists of performing the functions of, and serving as, the administrative general partner of Cypress Offshore Partners L.P. and the general partner of a related partnership. The address of Onwist is P.O. Box 1043, George Town, Grand Cayman, Cayman Islands.

     TPG. It is anticipated that TPG will invest in the common stock of the Parent through TPG Partners II, L.P. ("TPG II") and TPG Parallel II, L.P. ("TPG Parallel"). TPG II and TPG Parallel are Delaware limited partnerships formed in 1997 to invest in securities of entities selected by their general partner. The sole general partner of TPG II and TPG Parallel is TPG GenPar II, L.P. ("TPG GenPar"), a Delaware limited partnership. The sole general partner of TPG GenPar is TPG Advisors II, Inc., a Delaware corporation ("TPG Advisors").

     The business of TPG Advisors consists of performing the functions of, and serving as, the general partner of TPG GenPar. The address of TPG Advisors is 201 Main Street, Suite 2420, Fort Worth, Texas 76102.

     The name, citizenship, business address, present principal occupation or employment and five year employment history of each of the directors and executive officers of the Parent, the Purchaser and Genesis, the members of Cypress L.L.C. and the directors and executive officers of Onwist and TPG Advisors are set forth on Schedule I hereto.

     9. SOURCE AND AMOUNT OF FUNDS. The Purchaser will require approximately $1.483 billion to (i) purchase the Shares pursuant to the Offer and the Merger,
(ii) pay fees and expenses to be incurred in connection with the completion of the Offer, Merger and the financing transactions in connection with therewith,
(iii) refinance certain indebtedness of the Company and (iv) make certain cash payments to employees in accordance with the Merger Agreement and in accordance with the Noncompetition Agreements. The Offer is conditioned upon, among other things, the Financing Condition. Of the funds required to finance the foregoing, approximately $720 million will be furnished to the Purchaser as capital contributions by the Parent from the sale by the Parent of its common stock ("Parent Common Stock") to Cypress, TPG and Genesis. The balance of the funds necessary to finance the foregoing will come from (i) the proceeds of loans from a syndicate of Lenders (as defined below) in the aggregate amount of up to $625 million (the "Bank Financing") and (ii) $200 million, in the aggregate, from the proceeds of the issuance and sale by the Purchaser to Morgan Stanley Bridge Fund, L.L.C. and Montgomery Group Holdings, L.L.C. of senior subordinated increasing rate notes (the "Bridge Notes").

     Set forth below is a summary description of the Financing. Consummation of the Financing is subject to, among other things, the negotiation and execution of definitive financing agreements on terms satisfactory to the parties thereto. There can be no assurance that the terms set forth below will be contained in such agreements or that such agreements will not contain materially different provisions.

PARENT COMMON STOCK INVESTMENT BY CYPRESS, TPG AND GENESIS. On June 15, 1997, each of Cypress, TPG and Genesis delivered commitment letters pursuant to which Cypress and TPG have each agreed to purchase shares of Parent Common Stock for a purchase price of $210 million and Genesis has agreed to purchase shares of Parent Common Stock for a purchase price of $300 million (collectively, the "Investors' Commitment") subject to satisfaction of certain conditions including
(i) the Minimum Condition and all other applicable conditions of the Offer set forth in the Merger Agreement and (ii) the consummation of the Bank Financing in the aggregate principal amount of $625 million and the sale of the Bridge Notes in the aggregate amount of $200 million.

     In connection with such investments in Parent Common Stock, Cypress, TPG and Genesis have agreed to enter into a Stockholders' Agreement (the "Stockholders' Agreement") relating to their respective ownership interest in the Parent. Pursuant to the Stockholders' Agreement, among other things, each of Cypress, TPG and Genesis, as holders of Parent Common Stock, will at all times have the right to designate one-third of the members to the Parent's Board of Directors. The following actions by the Parent will require the consent of the directors designated by Genesis: sales of capital stock, mergers, dissolution, acquisitions in excess of specified thresholds, transactions with affiliates, dividends and redemptions, loans and investments in excess of specified thresholds, amendment of articles, by-laws and loan documents, change in business, fundamental changes, material contracts (other than termination of the Management Agreement (as defined below) in accordance with its terms).

     The Stockholders' Agreement also will provide that sales of Parent Common Stock by a stockholder to a party other than an affiliate of such stockholder (including partners) and, in the case of Cypress, other than TPG, and in the case of TPG, other than Cypress, will require approval of the other stockholders, and shall be subject to a right of first offer on the part of each such stockholder on terms to be set forth in the Stockholders' Agreement.

     In connection with the funding pursuant to their respective equity commitments, Genesis, Cypress and TPG also will enter into an agreement ("Put/Call Agreement") pursuant to which, among other things, Genesis will have the option, on the terms and conditions set forth in the Put/Call Agreement to purchase (the "Call") the Parent Common Stock held by Cypress and TPG commencing on the fourth anniversary of the Merger and for a period of 270 days thereafter, at a price determined pursuant to the terms of the Put/Call Agreement. Cypress and TPG will have the option, on the terms and conditions set forth in the Put/Call Agreement, to require Genesis to purchase (the "Put") such Parent Common Stock commencing on the fifth anniversary of the Merger and for a period of one year thereafter, at a price determined pursuant to the Put/Call Agreement.

     The prices determined for the Put and Call are based on a formula that calculates the equity value attributable to Cypress' and TPG's Parent Common Stock. The calculated equity value will be determined based upon a multiple of the Parent's earnings before interest, taxes, depreciation, amortization and rental expenses, as adjusted ("EBITDAR") after deduction of certain liabilities. The multiple to be applied to EBITDAR will depend on whether the Put or the Call is being exercised. Any payment to Cypress or TPG under the Call or the Put may be in the form of cash or Genesis common stock at Genesis' option.

     Upon exercise of the Call, Cypress and TPG will receive at a minimum their original investment plus a 25% compound annual return thereon regardless of the calculated equity value. Any additional equity value attributable to Cypress' or TPG's Parent Common Stock will be determined on the basis set forth in the Put/Call Agreement which provides generally for additional equity value of the Parent to be divided based upon the proportionate share of the capital contributions of the stockholders to the Parent. Upon exercise of the Put by Cypress or TPG, there will be no minimum return to Cypress or TPG; any payment to Cypress or TPG will be limited to Cypress' or TPG's share of the calculated equity value based upon a formula set forth in the terms of the Put/Call Agreement which provides generally for the preferential return of the stockholders' capital contributions (subject to certain priorities), a 25% compound annual return on Cypress' and TPG's capital contributions and the remaining equity value to be divided based upon the proportionate share of the capital contributions of the stockholders to the Parent.

     Cypress' and TPG's rights to exercise the Put will be accelerated upon an event of bankruptcy of Genesis, a change of control of Genesis or an extraordinary dividend or the occurrence of the leverage recapitalization of Genesis, with such terms to be defined in the Put/Call Agreement. Upon an event of acceleration or the failure by Genesis to satisfy its obligations upon exercise of the Put, Cypress and TPG will have the right to terminate the Stockholders' Agreement and Management Agreement and to control the sale or liquidation of the Parent. In the event of such sale, the proceeds from such sale will be distributed among the parties as contemplated by the formula for the put option exercise price and Cypress and TPG will retain a claim against Genesis for the difference, if any, between the proceeds of such sale and the put option exercise price. In the event of a change of control of Genesis, the option price shall be payable solely in cash provided any such payment will be subordinated to the payment of principal and interest under the Genesis Bank Financing (as defined below).

     GENESIS BANK FINANCING. Genesis has accepted an Amended and Restated Commitment Letter dated June 14, 1997 (as so amended, the "Genesis Commitment Letter") from Mellon Bank, N.A. ("Administrative Agent"), Citicorp Securities, Inc., Citibank N.A., First Union Capital Markets Corp., First Union National Bank and NationsBank, N.A. (singly, each is a "Lender", and collectively, all are "Lenders") pursuant to which the Lenders have committed, subject to certain conditions contained therein, to provide Genesis and its subsidiaries with four loan facilities totaling $850 million for the purpose of refinancing the existing indebtedness of Genesis; funding interest and principal payments on the facilities and certain remaining indebtedness; funding permitted acquisitions; purchasing approximately 42% of the Parent Common Stock for an aggregate purchase price of approximately $300 million; purchasing for approximately $24 million, the rehabilitation and therapy business of the Company; and funding Genesis' and its subsidiaries' working capital and general corporate purposes, including fees and expenses of the transactions. The Lenders' commitment terminates October 15, 1997. Lenders expect to syndicate all or a portion of each of the facilities described above (collectively, the "Genesis Bank Financing") to additional lenders ("New Lenders") prior to or after consummation of the Offer.

     Pursuant to the Genesis Commitment Letter, Genesis has agreed to (i) indemnify the Administrative Agent, the Lenders and the New Lenders and their respective affiliates, officers, directors, employees, agents and advisors against any and all liabilities and expenses incurred in connection with the transactions contemplated by the Genesis Commitment Letter and the Purchaser Commitment Letter (as defined below), (ii) reimburse the Lenders for all reasonable out-of-pocket expenses incurred in connection with the transactions contemplated by the Purchaser Commitment Letter and (iii) pay a fee to the Administrative Agent.

     The Genesis Commitment Letter provides that subject to the applicable conditions set forth therein, the Lenders will provide Genesis with a (i) $200 million six year Term Loan (the "Genesis Tranche A Term Facility"), (ii) $200 million seven year Term Loan (the "Genesis Tranche B Term Facility"), (iii) $200 million Term Loan maturing on June 1, 2005 (the "Genesis Tranche C Term Facility") and (iv) $250 million six year Revolving Credit Facility (the "Genesis Revolving Credit Facility"), including a $25 million sublimit for standby letters of credit ("Letters of Credit") (collectively, the "Genesis Senior Facilities" and individually, a "Genesis Senior Facility"). The Lenders shall have equal commitments for each Genesis Facility.

     The Genesis Senior Facilities will be secured by a first priority security interest in all of the (i) stock, partnership interests and other equity of all of Genesis' present and future direct and indirect subsidiaries (including, without limitation, Genesis' and its subsidiaries' ownership interest in the Parent) other than stock of the Purchaser, the Company and the Company's direct and indirect subsidiaries and its direct and indirect subsidiaries and (ii) all intercompany notes among Genesis and any subsidiaries or among any subsidiaries.

     Loans under the Genesis Senior Facilities will bear, at the option of Genesis, interest rates at the per annum Prime Rate as announced by the Administrative Agent, or the applicable Adjusted LIBO Rate. "Adjusted LIBO Rate" means a rate of interest on one, two, three or six month periods plus the applicable margin determined by Lender. The Adjusted LIBO Rate will differ among each Genesis Facility. The initial Adjusted LIBO Rates are as follows: loans under the Genesis Tranche A Term Facility will bear interest at a rate equal to LIBO Rate plus 2.5%; loans under the Genesis Tranche B Term Facility will bear interest at a rate equal to LIBO Rate plus 2.75%; loans under the Genesis Tranche C Term Facility will bear interest at a rate equal to LIBO Rate plus 3.0%; and loans under the Genesis Revolving Credit Facility will bear interest at a rate equal to LIBO Rate plus 2.5%. Subject to meeting certain financial covenants, the interest rate applicable to the Genesis Senior Facilities will be reduced. Lenders are entitled to receive a commitment fee equal to .125% per annum on the Genesis Senior Facilities commencing on May 31, 1997 ("Genesis Initial Commitment Fee"), a commitment fee equal to 0.5% per annum on the Genesis Senior Facilities commencing on Closing Date ("Genesis Commitment Fee"), and a facility fee equal to 2.25% of the total Genesis Senior Facilities ("Facility Fee"). Upon five business days following receipt of quarterly and annual compliance certificates, a reduction in the Commitment Fee will take effect if performance standards are met.

     The Genesis Tranche A Term Facility, Genesis Tranche B Term Facility and Genesis Tranche C Term Facility are subject to amortization in quarterly installments, commencing at the end of the first calendar quarter after the Closing Date. The consummation of the transactions pursuant to the Genesis Senior Facilities shall be no later than October 15, 1997, unless extended to a later date in the sole discretion of the Lenders.

     All the net cash proceeds received by Genesis from (i) the sale of assets of Genesis or its subsidiaries other than sales in the ordinary course of business and (ii) any sale of common stock or debt securities of Genesis or its subsidiaries (other than the proceeds of equity raised for purposes of complying with the Put/Call Agreement) will be applied as a mandatory prepayment pursuant to the Genesis Senior Facilities. In addition, 50% of Excess Cash Flow (as defined in the Genesis Commitment Letter) must be applied to the repayment of the Genesis Senior Facilities and shall be payable annually within 120 days of each fiscal year end. With respect to the Genesis Senior Facilities, all prepayments shall be applied first, on a pro rata basis, to Genesis Tranche A Term Facility, Genesis Tranche B Term Facility and Genesis Tranche C Term Facility; and second, prepayments shall be applied to the Genesis Revolving Credit Facility, with a corresponding reduction in the commitments thereunder.

     Loans under the Genesis Senior Facilities may be prepaid at any time, in whole or in part, provided that (i) there are customary "breakage" fees for prepaying LIBO Rate portions of loans and (ii) each partial prepayment shall be in the amount of at least $10 million or an integral multiple of $5 million in excess thereof.

     The Lenders' obligation to make initial loans under the Genesis Senior Facilities will be subject to the following conditions: (a) all loans made by the Lenders under the Genesis Senior Facilities shall be in full compliance with the Federal Reserve's Margin regulations; (b) all documentation relating to the Genesis Senior Facilities shall be executed and delivered in form and substance satisfactory to the Lenders; (c) the Administrative Agent, on behalf of the Lenders, shall have a perfected first priority lien and security interest in all the stock and other equity interests of Genesis' direct and indirect subsidiaries, including any of Genesis' equity interest in the Parent (excluding the Purchaser, the Company and its direct and indirect subsidiaries), as well as all inter-company notes, and all filings, recordations and searches necessary or desirable in connection with such liens and security interests shall have been duly made and all filing and recording fees and taxes shall have been duly paid;
(d) Genesis shall have advised the Lenders of all of the material documents in connection with the Offer, the Merger and related transactions (other than documents to which the Lenders and New Lenders would be parties) and such documents shall have been accepted by Lenders; (e) no material adverse change shall have occurred in the business, condition (financial or otherwise), operations, properties or prospects of Genesis and its subsidiaries taken as a whole since December 31, 1996; (f) there shall exist no action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental instrumentality that (i) could have a material adverse effect on the business, condition (financial or otherwise), operations, properties or prospects of Genesis and its subsidiaries taken as a whole or on the Offer or (ii) in the judgment of the Lenders, could materially adversely affect the Lenders, the Genesis Senior Facilities or the ability of Genesis and its subsidiaries to perform their obligations thereunder; (g) the Lenders shall have received such opinions of counsel to the various parties to the transactions referred to herein as to such matters as shall be reasonably satisfactory to the Lenders; (h) the Lenders shall have received such corporate resolutions, certificates and other documents as the Lenders shall reasonably request; (i) appropriate filings shall have been made by all necessary parties under the HSR Act, and the applicable waiting periods shall have expired or been terminated; (j) all governmental consents and approvals and third-party consents and approvals necessary in connection with the Genesis Senior Facilities and other related transactions shall have been obtained and shall be final (without the imposition of any conditions that are not acceptable to the Lenders) and shall remain in effect, and all applicable waiting periods shall have expired without any action being taken by any competent authority; (k) there shall exist no default under any of the loan documents and the representations and warranties of Genesis and its subsidiaries therein shall be true and correct immediately prior to, and after giving effect to, funding; (l) all accrued fees and expenses with respect to the transactions shall have been paid; (m) all conditions to the initial funding under the Bank Financing shall have been satisfied and the closing thereunder shall have occurred simultaneously with the closing of the Genesis Senior Facilities; (n) Genesis shall have paid $300 million for 42% of the Parent Common Stock, and Cypress and TPG, collectively shall have paid at least $418.7 million for 58% of the Parent Common Stock; (o) at least three business days prior to the initial funding, the Lenders shall have received financial statements consisting of (i) a cash flow statement accurately reflecting Genesis' earnings before interest, taxes, depreciation and amortization ("EBITDA") of at least $124 million, on a PRO FORMA basis, giving effect to all acquisitions and dispositions occurring within the twelve-month period and (ii) a Genesis balance sheet reflecting total funded debt of not more than $781 million, on a PRO FORMA basis, giving effect to the consummation of all transactions in connection with the equity of the Parent, including, without limitation, all borrowings in connection therewith or otherwise contemplated thereunder, the application of all proceeds of such borrowings and the amount of all outstanding indebtedness after giving effect to the foregoing, each of which statements shall be in form and accompanied by explanatory notes acceptable to the Lenders; (p) all indebtedness of Genesis and its subsidiaries shall have been repaid in full and all commitments in respect thereof shall have been canceled; (q) Genesis and the Company shall have entered into the Management Agreement, satisfactory in form and substance to the Lenders under which Genesis will provide management services to the Company and its subsidiaries in consideration of the payment of management fees; (r) Genesis will provide an opinion of counsel and a certificate of a firm of independent certified public accountants (each of whom shall be satisfactory to the Lenders in their complete discretion) demonstrating to the satisfaction of the Lenders that the entirety of the Genesis Bank Financing will constitute "senior indebtedness" for purposes of the Genesis publicly-held senior subordinated debt and that the consummation of the transactions contemplated hereby do not violate the covenants governing such indebtedness; and (s) Genesis shall have delivered letters in form and substance satisfactory to the Lenders attesting to the solvency of Genesis, including letters from (i) Genesis' chief financial officer and (ii) a nationally recognized appraisal firm, valuation consultant or investment banking firm satisfactory to the Lenders.

     The Lenders' obligation to make initial loans under the Genesis Senior Facilities after the initial funding is subject, among other things, to the usual and customary conditions for transactions of the nature contemplated by the Genesis Commitment Letter, including, without limitation, the following: (i) no default shall exist under the loan documents, (ii) the representations and warranties of Genesis and its subsidiaries shall be true and correct immediately prior to, and after giving effect to, funding; (iii) the Lenders are satisfied that each incurrence of debt under the Genesis Senior Facilities is permitted by, and will rank senior to, Genesis' publicly-held senior subordinated debt; and (iv) the chief financial officer of Genesis shall deliver a certificate demonstrating compliance with the Fixed Charge Coverage ratio set forth in the Genesis Commitment Letter both before and after giving effect to the loans requested at such time.

     The Genesis Senior Facilities will contain representations and warranties, events of default and affirmative, negative and financial covenants customary for credit facilities of this nature.

BANK FINANCING. The Purchaser has accepted an Amended and Restated Commitment Letter dated June 14, 1997 (as so amended, the "Commitment Letter") from the Administrative Agent and the Lenders pursuant to which the Lenders have committed, subject to certain conditions contained therein, to provide the Purchaser and the Company with the Short Term Facilities (as defined below) and the Senior Facilities (as defined below). The Short Term Facilities consist of
(a) a $200 million loan facility to the Purchaser to fund the purchase of Shares and pay certain fees and expenses associated with the transactions herein described and (b) a $425 million facility to the Company and its subsidiaries to refinance existing indebtedness of the Company and its subsidiaries, to fund working capital, general corporate purposes, and to pay interest, principal and fees and expenses associated with the Short Term Facilities. The Senior Facilities consist of four loan facilities totaling $625 million to the Company and its subsidiaries for the purpose of refinancing the Short Term Facilities, funding interest and principal payments on such facilities and on certain remaining indebtedness, funding the purposes of the Short Term Facilities (if the Short Term Facilities are not used) and funding working capital and general corporate purposes. The Short Term Facilities and the Senior Facilities are collectively referred to as the "Facilities" or the "Bank Financing". The Lenders' commitment for the Short Term Facilities terminates October 15, 1997 and their commitment for the Senior Facilities terminates 120 days following the expiration of the Offer. Lenders expect to syndicate all or a portion of each of the Facilities to New Lenders prior to or after consummation of the Offer.

     The Parent, the Purchaser and Genesis have agreed to (i) indemnify the Lenders and the New Lenders and their respective affiliates, officers, directors, employees, agents and advisors against certain liabilities and expenses incurred in connection with the transactions contemplated by the Commitment Letter and (ii) reimburse the Lenders for all reasonable out-of-pocket expenses incurred in connection with the transactions contemplated by the Commitment Letter.

     The Lenders' obligation to make initial loans under both the Short Term Facilities and Senior Facilities will be subject, among other things, to the following conditions: (a) the restrictions in Section 203 of the DGCL and any other impediment under Delaware law shall be inapplicable to the acquisition of the Shares and to any subsequent transactions between the Purchaser or any of its affiliates and the Company or any of its affiliates, and all conditions to avoiding the restrictions contained therein shall have been satisfied; (b) at least a majority of the Shares shall have been tendered to the Purchaser for purchase pursuant to the Offer and shall be purchased concurrently with the initial funding; (c) the Lenders shall be satisfied that no legal impediment to the Merger under Section 253 or Section 251 of the DGCL on the terms set forth in the Merger Agreement exist or would exist following the consummation of the Offer; (d) all loans made by the Lenders under the Facilities shall be in full compliance with the Federal Reserve's Margin regulations; (e) the Board of Directors of the Company shall have recommended acceptance of the Offer and shall have authorized execution of agreements with respect to the Merger; (f) the Offer shall not be subject to any injunction or similar order and shall be consummated in accordance with all applicable law; (g) all documentation relating to the Facilities shall be executed and delivered and shall be in form and substance satisfactory to the Lenders; (h) all filings, recordations and searches necessary or desirable in connection with such liens and security interests shall have been duly made and all filing and recording fees and taxes shall have been duly paid; (i) all of the material documents in connection with the Offer, the Merger and related transactions shall have been accepted by Lenders; (j) no material adverse change shall have occurred in the business, condition (financial or otherwise), operations, properties or prospects of the Purchaser or the Company and their subsidiaries taken as a whole since December 31, 1996; (k) there shall exist no action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental instrumentality that (i) could have a material adverse effect on the business, condition (financial or otherwise), operations, properties or prospects of the Company and its subsidiaries taken as a whole or on the Offer or the Merger or (ii) in the judgment of the Lenders, could materially adversely affect the Lenders, the Facilities or the ability of the Parent to perform its obligations thereunder; (l) the Lenders shall have received such opinions of counsel to the various parties to the transactions referred to herein as to such matters as shall be reasonably satisfactory to the Lenders; (m) the Lenders shall have received such corporate resolutions, certificates and other documents as the Lenders shall reasonably request; (n) appropriate filings shall have been made by all necessary parties under the HSR Act, and the applicable waiting periods shall have expired or been terminated; (o) all governmental consents and approvals and third-party consents and approvals necessary in connection with the Offer, the Merger, the Facilities and other related transactions shall have been obtained and shall be final and shall remain in effect, and all applicable waiting periods shall have expired without any action being taken by any competent authority; (p) there shall exist no default under any of the loan documents and the representations and warranties of the Parent and its subsidiaries therein shall be true and correct immediately prior to, and after giving effect to, funding; (q) all accrued fees and expenses shall have been paid; (r) all conditions to the initial funding under the Genesis Bank Financing shall have been satisfied and the closing thereunder shall have occurred concurrently with the closing of the first Facility to close; (s) Genesis shall have paid $300 million for 42% of the Parent Common Stock, and Cypress and TPG, collectively, shall have paid at least $418.7 million for 58% of the Parent Common Stock; (t) all indebtedness of the Company shall have been repaid in full and all existing credit facilities of the Company shall have been canceled, except, as specified in the definitive credit agreement, mortgage debt, industrial revenue bonds and other debt aggregating no more than $37 million plus the amount of existing convertible debt of the Company that is not converted into Common Stock of the Company prior to initial funding under the Facilities; (u) the total amount payable by the Purchaser in the Offer and the Merger, including consulting, non-competition, severance and other payments to employees of the Company and all amounts provided to refinance existing indebtedness of the Company and all amounts of assumed indebtedness, shall not exceed $1.520 billion in the aggregate; (v) the Company and its subsidiaries, and Genesis shall have entered into the Management Agreement satisfactory in form and substance to the Lenders; (w) at least three business days prior to the initial funding, the Lenders shall have received financial statements consisting of (i) a cash flow statement accurately reflecting a minimum EBITDA of $124 million, on a PRO FORMA basis, giving effect to all acquisitions and dispositions occurring within the prior twelve-month period and (ii) a balance sheet reflecting total funded debt of not more than $781 million, on a PRO FORMA basis, giving effect to the consummation of all transactions in connection with the Merger, including, without limitation, all borrowings in connection therewith or otherwise contemplated hereunder, the application of all proceeds of such borrowings and the amount of all outstanding indebtedness after giving effect to the foregoing, each of which statements shall be in form and accompanied by explanatory notes acceptable to the Lenders; (x) concurrently with the delivery of the financial statements, the Lenders shall have received a certificate of the chief financial officer of the Parent, in form and content satisfactory to the Lenders, demonstrating compliance with the financial covenants set forth herein; (y) the Purchaser shall have received at least $200 million in proceeds from the Subordinated Bridge Facility (as defined below) which facility shall be on such terms and conditions as shall be acceptable to the Lenders, and (z) a tax-sharing agreement acceptable to the Lenders shall have been executed by the Parent and the Company and its subsidiaries.

     The Lenders' obligation to make loans under the Short Term Facilities and Senior Facilities after the initial funding will be subject to the usual and customary conditions for transactions of this nature, including, without limitation, the following: (i) there shall exist no default under the loan documents and (ii) the representations and warranties of the Purchaser and the Company shall be true and correct immediately prior to, and after giving effect to, funding.

     SHORT TERM FACILITIES. The Short Term Facilities encompass two facilities, a $200 million facility to the Purchaser ("Purchaser Facility") and the $425 million facility to the Company and its subsidiaries ("Company Facility"). All indebtedness outstanding under the Short Term Facilities will be due and payable on the earlier of 120 days after the initial closing date or upon the effectiveness of the Merger between the Purchaser and the Company or the abandonment thereof. Each facility is more fully described below.

     Loans under the Short Term Facilities will bear interest at a rate per annum equal to Prime Rate plus 1.5% (as defined in the Commitment Letter) and payable on a quarterly basis. Lenders are entitled to receive a commitment fee equal to .125% per annum on the unused amount of the total Short Term Facilities payable quarterly in arrears, commencing on May 31, 1997 ("Initial Commitment Fee") and a commitment fee equal to .5% per annum on the unused amount of the total Short Term Facilities payable quarterly in arrears, commencing on the Closing Date ("Commitment Fee"), and a facility fee equal to 2.25% of the total Senior Facilities ("Facility Fee").

     PURCHASER FACILITY. The proceeds of the loans made to the Purchaser under the Purchaser Facility will be used to fund the purchase of Shares pursuant to the Offer and to pay fees and expenses associated with the Offer, the Subordinated Bridge Financing and the Short Term Facilities. Advances under the Purchaser Facility shall be made at Purchaser's option either (i) on a dollar for dollar basis with the Subordinated Bridge Financing or (ii) after the net proceeds of the Subordinated Bridge Financing have been appropriately expended. No funds under the Purchaser Facility shall be advanced if the ratio of Tendered Stock Value (defined below) to the Purchaser's indebtedness to Lenders is (or, after giving effect to the Purchaser Facility and Subordinated Bridge Financing advances, would be) less than 2.5:1.0. "Tendered Stock Value" shall mean the then current market value of the shares. Loans made under the Purchaser Facility will be secured by a pledge of (i) all Shares purchased pursuant to the Offer or otherwise owned by the Purchaser, the Parent or any of their affiliates and (ii) an amount to be deposited in an account as an interest reserve to fund interest, fees and expenses owing to Lenders under Purchaser

Facility loans and advances ("Purchaser Facility Collateral"). The obligations of the Purchaser in respect to the Purchaser Facility are to be fully guaranteed by the Parent.

     In addition to the conditions to the initial loans under the Short Term Facilities and the Senior Facilities, the Lenders' obligation to make loans under the Purchaser Facility will be subject to the following conditions: (i) the Merger shall be effected as expeditiously as possible following the Offer;
(ii) the Purchaser shall have the unrestricted right, subject only to prior notification pursuant to Section 14(f) of the Exchange Act, to designate and cause to be appointed a majority of the Board of Directors of the Company; (iii) the Administrative Agent, on behalf of the Lenders, shall have a perfected first priority lien and security interest in the Purchaser Facility Collateral; (iv) payment of the full amount of the Facility Fee; (v) payment of an Administrative Agent and Lender fees in amounts to be agreed to by the Parent, the Purchaser and the appropriate Lenders; (vii) the Purchaser shall have no activities other than the acquisition and holding of Shares and the Merger between the Purchaser and the Company, and (viii) the Purchaser shall use its best efforts to cause the Merger between the Purchaser and the Company to occur as expeditiously as possible.

     COMPANY FACILITY. The proceeds of the Company Facility shall be used to refinance existing indebtedness of the Company and its subsidiaries, to fund working capital, general corporate purposes, interest principal and fees and expenses associated with the Facilities. The Company and its subsidiaries shall be jointly and severally liable for the obligations under the Company Facility.

     The Company Facility will contain financial and other covenants and representations and warranties customary in similar financings and shall be secured by a pledge of the equity in all of the Company's present and future direct and indirect subsidiaries and their intercompany notes.

     SENIOR FACILITIES. The Commitment Letter provides that after completion of the Merger and subject to the applicable conditions, Lenders will provide to the Company as successor under the Merger a (i) $250 million six year Term Loan (the "Tranche A Term Facility"), (ii) $150 million seven year Term Loan (the "Tranche B Term Facility"), (iii) $100 million Term Loan maturing on June 1, 2005 (the "Tranche C Term Facility") and (iv) $125 million six year Revolving Credit Facility (the "Revolving Credit Facility").

     The Senior Facilities will be secured by a first priority security interest in all of the (i) stock of the Company, (ii) stock, partnership interests and other equity of all of the Company's present and future direct and indirect subsidiaries and of its stock in the pharmacy business of Genesis and (iii) intercompany notes among the Parent and any subsidiaries or among any subsidiaries. All of the obligations of the Company with respect to any indebtedness under the Senior Facilities shall be guaranteed by the Parent.

     Loans under the Senior Facilities will bear, at the option of the Company, interest at the per annum Prime Rate as announced by the Administrative Agent, or the applicable Adjusted LIBO Rate. "Adjusted LIBO Rate" means a rate of interest on one, two, three or six month interest periods plus the applicable margin determined by the Lender. The Adjusted LIBO Rate will differ among each Facility. The initial Adjusted LIBO Rates are as follows: loans under the Tranche A Term Facility will bear interest at a rate equal to LIBO Rate plus 2.5%; loans under the Tranche B Term Facility will bear interest at a rate equal to LIBO Rate plus 2.75%; loans under Tranche C Term Facility will bear the interest at a rate equal to LIBO Rate plus 3.0% and; loans under the Revolving Credit Facility will bear interest at a rate equal to LIBO Rate plus 2.5%. Five business days following receipt of the quarterly and annual compliance certificates, if performance standards are met, changes in the interest rates will take effect. Subject to meeting certain financial covenants, the interest rate will be reduced. Lenders are entitled to receive a commitment fee equal to 0.5% per annum on Facilities and, upon five business days following receipt of quarterly and annual compliance certificates, a reduction in the commitment fee will take effect if performance standards are met.

     The Tranche A Term Facility, Tranche B Term Facility and Tranche C Term Facility are subject to amortization in quarterly installments, commencing at the end of the first calendar quarter after the Closing Date, pursuant to an amortization schedule set forth in Schedule I of the Commitment Letter.

     All net proceeds received by the Company from (i) the sale of assets of the Company or its subsidiaries other than sales in the ordinary course of business (and other than the sale of the Company's rehabilitation and therapy business) and (ii) any sale of common stock or debt securities of the Company (other than (a) the Permanent Financing (as defined below) and (b) equity contributed by the Parent) in respect of common stock will be applied as a mandatory prepayment. In addition, 50% of Excess Cash Flow (as defined in the Commitment Letter) must be applied to the Senior Facilities and shall be payable annually within 120 days of each fiscal year end. With respect to the Senior Facilities, all prepayments shall be applied first, on a pro rata basis, to Tranche A Term Facility, Tranche B Term Facility and Tranche C Term Facility; and second, prepayments shall be applied to the Revolving Credit Facility, with a corresponding reduction in the commitments. With respect to net cash proceeds of a disposition of any Wisconsin, Illinois or Ohio facilities within two years of the closing date, the prepayments shall be applied first, to the Tranche A Term Facility; second, Tranche B Term Facility and Tranche C Term Facility; and third, Revolving Credit Facility, with corresponding reduction in the commitments.

     Loans under the Senior Facilities may be prepaid at any time, in whole or in part, provided that (i) there are customary "breakage" fees for prepaying LIBO Rate portions of Loans and (ii) each partial prepayment shall be in the amount of at least $10 million or an integral multiple of $5 million in excess thereof.

     In addition to the conditions to the initial loans under the Short Term Facilities and the Senior Facilities, the Senior Facilities will be also subject to the following conditions: (i) the Merger shall be effective; (ii) the Administrative Agent on behalf of the Lenders, shall have a perfected first priority lien and security interest in all stock and other equity interests of the Company and its subsidiaries as well as all intercompany notes of the Parent and its subsidiaries; (iii) the Parent shall have delivered letters to Lenders, in form and substance satisfactory to the Lenders, attesting to the solvency of the Parent, after giving effect to the transactions referred to herein, from (a) the Company's chief financial officer and (b) from a nationally recognized appraisal firm, valuation consultant or investment banking firm satisfactory to the Lenders; (iv) the Short Term Facilities shall have been repaid in full and all commitments thereunder canceled; (v) upon the completion of the Merger, the Company shall confirm its agreement to be bound by the terms of the credit documents by agreement satisfactory in form and content to the Lenders; and (vi) the sale of the Company's rehabilitation and therapy business to Genesis shall have been consummated in a transaction whereby the net cash proceeds after taxes and related fees and expenses of such sale shall be approximately $20 million.

     The Senior Facilities will contain representations and warranties, events of default and affirmative, negative and financial covenants customary for credit facilities of this nature, including those specified in the Short Term Facility.

SUBORDINATED BRIDGE FINANCING. The Purchaser has accepted a commitment letter (the "Bridge Financing Commitment Letter") from Morgan Stanley Bridge Fund, L.L.C. and Montgomery Group Holdings, L.L.C. (collectively, the "Bridge Lenders") pursuant to which Morgan Stanley Bridge Fund, L.L.C. and Montgomery Group Holdings, L.L.C. have committed to purchase $133 million and $67 million, respectively, of Bridge Notes. The proceeds from the sale of the Bridge Notes will be used to pay a portion of the purchase price of the Shares purchased pursuant to the Offer and to pay interest, fees and expenses incurred in connection with the Offer. The Bridge Notes will mature one year from the date of the Bridge Lenders' initial purchase of the Bridge Notes. The obligation of each of the Bridge Lenders' to purchase the Bridge Notes pursuant to the Bridge Financing Commitment Letter will expire on the earliest of (i) consummation of the Offer or another transaction or series of transactions in which the Parent, the Purchaser or any of their respective affiliates acquires, directly or indirectly, any stock or assets of the Company, (ii) termination of the Merger Agreement and (iii) 5:00 p.m. New York City time on September 30, 1997 or, at the option of the Purchaser and subject to the payment in full of the Additional Commitment Fee (as defined below), December 5, 1997.

     Interest on the Bridge Notes is payable quarterly in arrears at the Applicable Interest Rate. "Applicable Interest Rate" shall mean the highest of the following, as determined as of the beginning of each three-month period: (i) the base rate (as announced by Citibank, N.A.) plus 325 basis points, (ii) three-month U.S. Dollar LIBO Rate plus 600 basis points and (iii) the highest yield on any of the one, three, five and ten year direct obligations issued by the United States plus 500 basis points. If the Bridge Notes are not retired in whole within six months after their issuance, the Applicable Interest Rate otherwise in effect will be increased by 100 basis points and will thereafter increase by an additional 50 basis points at the end of each subsequent three-month period as long as the Bridge Notes are outstanding (the "Incremental Spread"), PROVIDED, however, that (i) in no event will the Applicable Interest Rate exceed 17% and (ii) the amount of cash interest paid will be subject to a cap of 14.50%, with the excess, if any, of the Applicable Interest Rate over such interest rate cap to be paid in additional Bridge Notes.

     The Bridge Notes will be unsecured and will be senior to all subordinated indebtedness of the Purchaser and will be subordinate to all senior indebtedness of the Purchaser, including but not limited to, the Bank Financing. The Bridge Notes will be entitled to the benefits of a senior subordinated guarantee from the Parent, the Company and each of the Company's subsidiaries.

     In consideration of their commitment, the Bridge Lenders are entitled to receive a non-refundable fee of 1.0% of the commitment in respect of the Bridge Notes upon the Purchaser's acceptance of such commitment (the "Initial Commitment

Fee") and an additional fee of 1.5% of the principal amount of Bridge Notes purchased by the Bridge Lenders (the "Takedown Fee"). In the event that the Purchaser elects to extend the Bridge Lenders' commitment beyond September 30, 1997, the Bridge Lenders are entitled to receive an additional non-refundable fee of 1.0% of the above-referenced commitment (the "Additional Commitment Fee"). The Parent, the Purchaser and Genesis will pay all legal and other out-of-pocket expenses of each of Morgan and Montgomery as incurred, including travel costs, document production and other related expenses, and the fees of outside counsel as well as other professional advisors engaged with the Purchaser's consent thereto. In the event the Transaction (as defined below) does not close, the Bridge Lenders shall be entitled to receive from Genesis an amount equal to the lesser of (i) 33% of the amount of any fees paid to the Parent pursuant to Section 8.2(a) of the Merger Agreement and (ii) the sum of the Initial Commitment Fee, the Additional Commitment Fee (if the Bridge Lenders' commitment has been extended beyond September 30, 1997) and any out-of-pocket expenses incurred by the Bridge Lenders in connection therewith. The Takedown Fee will be earned and payable upon the issuance of any Bridge Notes. As additional consideration, each of the Parent, the Purchaser and Genesis have agreed, jointly and severally, to indemnify the Bridge Lenders and their officers, directors, employees and affiliates from any losses, claims, damages or liabilities arising out of or related to the Transaction.

     Upon the issuance of the Bridge Notes, warrants (the "Warrants") representing 5.0% of the fully-diluted common equity of the Parent (the "Escrowed Warrant Amount") will be placed in an escrow account with a mutually agreeable escrow agent and will be released to the holders of the Rollover Notes (as defined below), if any such Rollover Notes are issued, as follows: 2.5% at the time the Rollover Notes are issued and an additional 0.625% at the end of each three-month period thereafter if any Rollover Notes remain outstanding at such time. If the aggregate amount of Bridge Notes issued is less than $200 million, then the Escrowed Warrant Amount will be reduced pro rata. All Warrants will be exercisable at a nominal price for a period of five years from the date such Warrants are released from escrow and will have customary anti-dilution provisions and registration rights.

     Subject to a ten-day notice requirement, the Bridge Notes may be redeemed, in whole or in part, at the option of the Purchaser, at any time, at 102.8% of par plus accrued interest. The Purchaser, however, is required to redeem the Bridge Notes at par plus accrued interest with, subject to certain agreed upon exceptions, (i) the net proceeds from a Permanent Financing (as defined below),
(ii) the net proceeds from the issuance of any other debt or equity securities and (iii) the net proceeds from asset sales; PROVIDED, however, that the redemption price shall be 102.8% of par plus accrued interest if the Bridge Notes are redeemed with or in anticipation of funds raised by any means other than a Permanent Financing in which Montgomery Securities and Morgan Stanley have acted as exclusive agents or sole underwriters to the Purchaser. In addition, the Purchaser is required to redeem the Bridge Notes upon any change-of-control of the Purchaser at a redemption price of 101% of par plus accrued interest.

     The terms of the Bridge Financing Commitment Letter require the Purchaser to use its best efforts to issue and sell as soon as practicable following the Merger, debt securities in a public offering or private placement (the "Permanent Financing") in which Montgomery Securities and Morgan Stanley will act as exclusive agents or sole underwriters to the Purchaser, the proceeds of which will be used to redeem the Bridge Notes in accordance with the terms and provisions described above.

     The Bridge Lenders' commitment to purchase the Bridge Notes is subject to certain conditions, including but not limited to the following: (i) the consummation of the transactions pursuant to the Merger Agreement (the "Transaction") in accordance therewith; (ii) the Merger Agreement, Offer and other documentation shall be reasonably satisfactory in form and substance to the Bridge Lenders, in their sole discretion, without any material amendment, modification or waiver of any of the terms or conditions thereof without the prior written consent of the Bridge Lenders; (iii) the structure of the Transaction, including the tax, federal margin regulation, ERISA, accounting and other consequences thereof, and corporate and legal structure shall be reasonably satisfactory to the Bridge Lenders; (iv) other financings and transactions contemplated to be consummated on the date of the Closing shall be consummated on terms reasonably satisfactory to the Bridge Lenders, including but not limited to (a) the closing of the Bank Financing, if required to consummate the Offer (but if borrowings under the Bank Financing are not required to consummate the Offer, the credit agreement for the Bank Financing shall have been executed and delivered and all conditions precedent to funding thereunder (other than consummation of the Merger) shall have been satisfied or waived in writing), (b) the issuance of Parent Common Stock in the aggregate amount of $720 million, (c) the refinancing (or satisfactory arrangements relating to the refinancing) of approximately $381 million of debt of the Company and (d) the entry into the Management Agreement; (v) receipt by each of the Bridge Lenders of solvency certificates and independent solvency opinions, each in form and substance reasonably satisfactory to the Bridge Lenders, to the extent required by the Lenders under the Bank Financing; (vi) completion of all loan documentation and other documentation relating to the Bridge Notes, the Rollover Notes and the Warrants in form and substance reasonably satisfactory to the Bridge Lenders, including the issuance of appropriate Parent, Company and subsidiary guarantees, and the receipt by each of the Bridge Lenders of reasonably satisfactory customary opinions of counsel as to the transactions contemplated thereby; (vii) receipt of all material regulatory, governmental agency or third party consents and approvals necessary for the Purchaser to complete the Offer; (viii) absence of any material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of the Company and its subsidiaries, taken as a whole, since December 31, 1996; (ix) absence of facts or circumstances inconsistent with information disclosed to the Bridge Lenders prior to the date of the Bridge Financing Commitment Letter that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on (a) the condition (financial or otherwise), business, assets, liabilities (contingent or otherwise), properties, value, operations, results of operations or prospects of (i) either the Parent or the Purchaser, individually or (ii) the Company and its subsidiaries, taken as a whole, or (b) any aspect of the Transaction or the refinancing of the Bridge Notes; (x) absence of any event or circumstance which would materially adversely affect the ability of Genesis to perform its obligations under the Management Agreement; (xi) absence of any action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental instrumentality that in the reasonable judgment of the Bridge Lenders (a) could have a material adverse effect on the business condition (financial or otherwise), operations, properties or prospects of the Company and its subsidiaries, taken as a whole, or on the Offer or the Merger or (b) could materially adversely affect the Bridge Lenders, the Bridge Notes or the ability of the Purchaser or the Company to perform its obligations thereunder; (xii) absence of any disruption or change in financial, banking or capital markets or in the regulatory environment that could materially and adversely affect the sale of the Bridge Notes or the refinancing thereof; (xiii) absence of any material default or potential default and accuracy of representations and warranties and (xiv) upon consummation of the Offer, neither the Purchaser nor the Company nor any of their subsidiaries will have any outstanding debt (other than arrangements satisfactory to the Bridge Lenders relating to refinancing outstanding debt) other than the Bridge Notes and the Bank Financing in excess of $37 million plus the amount of 7% Debentures that does not convert into Company common stock.

     The Purchaser has agreed that if the Bridge Notes are not redeemed at maturity, they may be refinanced, subject to the fulfillment of certain conditions, by the issuance of certain rollover notes (the "Rollover Notes") having a maturity of ten years from the issuance date thereof.

     Interest on the Rollover Notes is payable quarterly in arrears at a rate per annum equal to the sum of (i) the Incremental Spread (as defined above) as of the date of the issuance of the Rollover Notes, which shall increase by an additional 50 basis points at the end of each three-month period for so long as the Rollover Notes are outstanding, plus (ii) the highest of the following, as determined as of the beginning of each three-month period: (a) the base rate (as announced by Citibank, N.A.) plus 325 basis points, (b) three-month U.S. Dollar LIBOR plus 600 basis points and (c) the highest yield on any of the one, three, five and ten-year direct obligations issued by the United States plus 500 basis points, PROVIDED, however, that (I) in no event shall the interest on the Rollover Notes exceed 17% and (II) the amount of interest paid will be subject to a cap of 14.50% with the excess, if any, of such interest rate over the interest rate cap to be paid in additional Rollover Notes.

     A funding fee equal to 2.8% of the principal amount of the Bridge Notes will be payable in cash to the Bridge Lenders pro rata based on their respective shares of Bridge Notes held upon the issuance thereof. Upon issuance of the Rollover Notes, the Purchaser will be entitled to receive the Warrants held in escrow in the amounts and at the times described above.

     The Purchaser may redeem the Rollover Notes, in whole or in part, at any time at par plus accrued interest, PROVIDED, however, that if the Rollover Notes are sold to third party purchasers on a fixed rate basis no less favorable to the Purchaser than the then applicable rate of interest, the Rollover Notes will be non-callable for five years from the date of issuance and will be callable thereafter at par plus accrued interest plus a premium equal to 50% of the coupon in effect on the date of issuance of the Rollover Notes, declining ratably on each yearly anniversary to par one year prior to the maturity of the Rollover Notes. The Purchaser, however, is required to redeem the Rollover Notes at par plus accrued interest with, subject to certain agreed upon exceptions,
(i) the net proceeds from a Permanent Financing, (ii) the net proceeds from the issuance of any other debt or equity securities and (iii) the net proceeds from asset sales; PROVIDED, however, that the redemption price shall be par plus accrued interest. In addition, the Purchaser is required to redeem the Rollover Notes upon any change-of-control of the Purchaser at a redemption price of 101% of par plus accrued interest. Any redemption or other acquisition of the Rollover Notes, whether optional, mandatory or upon a change of control, will be made pro rata among the Bridge Lenders based on the principal amount of Rollover Notes held by each of them.

     Pursuant to the Bridge Financing Commitment Letter, the Purchaser is required to use its best efforts to file a "shelf" registration statement with respect to the Rollover Notes as soon as practicable after the issuance of the Rollover Notes, and to keep such registration statement effective until the Rollover Notes have been redeemed. If a "shelf" registration statement for the Rollover Notes has either (i) not been filed within 60 days of the issuance of the Rollover Notes or (ii) not been declared effective within 120 days of the issuance of the Rollover Notes, the Purchaser will pay liquidated damages of $0.192 per week per $1000 principal amount of Rollover Notes until such time as such registration statement has become effective. The Purchaser will also pay such liquidated damages for any period of time following the effectiveness of such registration statement that the registration statement is not available for resales thereunder. In addition, the Rollover Notes will have registration rights with respect any future issuances of debt securities by the Purchaser.

     The obligation of each of the Bridge Lenders to accept the Rollover Notes in exchange for the Bridge Notes is subject to certain conditions, including but not limited to the following: (i) at the time of issuance, there shall exist no default or potential default under the agreement pursuant to which the Bridge Notes are issued to the Bridge Lenders, (ii) all fees and other amounts owing to the Bridge Lenders shall have been paid in full and (iii) no injunction, decree, order or judgment enjoining the issuance of the Rollover Notes shall be in effect.

     The Rollover Notes will be unsecured and will be senior to all subordinated indebtedness of the Purchaser and will be subordinate to all senior indebtedness of the Purchaser, including but not limited to, the Bank Financing. The Rollover Notes will be entitled to the benefits of a senior subordinated guarantee from the Parent, the Company and each of the Company's subsidiaries.

     10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY. In March 1997, senior management of Genesis was contacted by representatives of Smith Barney who indicated that the Company was exploring the possible sale of the Company. On April 21, 1997, Genesis (through its financial advisor, Montgomery Securities) contacted representatives of Smith Barney regarding its potential interest in exploring a possible acquisition of or combination with the Company and was advised that the Company was already in discussions regarding a potential transaction with another party and was not in a position to invite Genesis into the process.

     On April 25, 1997, Smith Barney contacted Montgomery to indicate that the Company was establishing a formal process whereby multiple strategic and financial buyers were to be contacted with respect to a possible acquisition of the Company and that Genesis would be one of the potential buyers contacted. Similarly, Cypress was contacted with respect to a possible acquisition of the Company. On April 29, 1997, Genesis executed a confidentiality agreement with the Company and subsequently received certain information about the Company and its subsidiaries.

     On May 5, 1997, representatives of Cypress contacted senior management of Genesis to discuss the possibility of a joint bid for the Company.

     Following preliminary financial and other analysis of the information concerning the Company provided on May 7, 1997, senior management of Genesis met with representatives from Montgomery to discuss the possible acquisition of the Company by Genesis. Based on this meeting, it was concluded that Genesis would be prepared to submit an offer to acquire the Company; however, it was also concluded that in order to enhance the competitiveness of Genesis' offer, it would be prudent to explore the possibility of a joint bid with Cypress.

     On May 9, 1997, Michael R. Walker, Chairman and Chief Executive Officer of Genesis, spoke with Daniel Straus to set up a meeting for the following week in which they planned to discuss reasons for the sale and prospects for the Company.

     On May 13, 1997, Mr. Walker had dinner with Mr. Straus to discuss the Company's goals and opportunities as well as Genesis' interest in acquiring the Company. Mr. Straus indicated to Mr. Walker that subject to clarification of a number of issues (including price), the Company would be interested in exploring the possible sale of the Company to Genesis. Mr. Walker indicated to Mr. Straus that to reach agreement on price, Genesis would need to have access to additional confidential information regarding the Company. Mr. Straus agreed to provide Genesis with access to the additional information.

     On May 14, 1997, Genesis submitted an initial indication of interest at a price of $26.00 to $27.50 per share payable in the form of cash and stock.

     On May 20, 1997, Genesis, together with its financial and legal advisors, met with representatives of the Company and Smith Barney to perform a due diligence investigation of the Company. Also, on May 20, 1997, representatives of TPG, which was then acting independently of Genesis and Cypress, met with Mr. Straus at Smith Barney's office in New York.

     On May 21, 1997, Genesis and its advisors again met with Mr. Straus to discuss a potential acquisition of the Company by Genesis.

     On May 23, 1997, Cypress contacted TPG with respect to the possibility of TPG joining Genesis and Cypress in making a bid to acquire the Company.

     On May 28 and 29, 1997, senior management of Genesis visited facilities of the Company. In the evening on May 29 and continuing through May 30, 1997, Mr. Walker spoke with Mr. Straus regarding the structure of the proposed transaction.

     On June 1, 1997, Genesis, Cypress and TPG submitted a proposal for the acquisition of the Company at a per share price in cash of $29.00 per share, subject to finalization of the Merger Agreement. That evening, the Company, Genesis, Cypress and TPG and their respective advisors met to negotiate the final terms of the Merger Agreement. After a series of negotiations, the parties did not agree to the terms of the Merger Agreement, and the negotiations ceased that evening.

     On June 2, 1997, Mr. Walker contacted Mr. Straus to discuss why the negotiations had ceased the evening before, and to determine the feasibility of restarting the negotiations. Thereafter, the principals and their respective advisors again met to attempt to finalize the Merger Agreement. During the negotiations, Genesis decided that the transaction as then negotiated and structured had resulted in a transaction that was no longer economically attractive to the Genesis shareholders. Consequently, the negotiations ceased for a second time, and Genesis, Cypress and TPG indicated that they were withdrawing their bid.

     Between June 3, 1997 and June 5, 1997, representatives of Cypress, Montgomery, Smith Barney and Schroeder Wertheim and Co. Incorporated, which had recently been engaged as financial advisor to the Company in order to assist the Company in reviewing various proposals and in the negotiation of such proposals, had numerous conversations to discuss the scenarios under which Genesis, Cypress and TPG would be prepared to resubmit a proposal to acquire the Company. On June 5, 1997, Montgomery indicated to Smith Barney that Genesis, Cypress and TPG would only reenter the process if the Company presented a proposal to them that was, in their view, economically feasible and acceptable. On June 6, 1997, Genesis was advised of the terms under which the Company would be prepared to approve a proposal from Genesis, Cypress and TPG. In addition, Mr. Walker received a separate letter on behalf of the Company indicating that the Company had set a date of June 10, 1997 as the deadline for final bids for the acquisition of the Company.

     On June 10, 1997, Montgomery indicated to Smith Barney that Genesis, Cypress and TPG would not be submitting a bid on that date, but that, assuming the group could resolve certain structural issues, it may submit a proposal at a later date.

     On June 13, 1997, the Parent and Purchaser submitted a proposal to acquire the Company for $28.00 per share in cash.

     On June 14 and 15, 1997, legal counsel for Genesis, Cypress and TPG met with legal counsel for the Company to negotiate terms of the Merger Agreement.

     On June 16, 1997, the Merger Agreement was executed and Genesis, Cypress, TPG and the Company issued press releases announcing the transaction.

     11. THE MERGER AGREEMENT; CERTAIN OTHER AGREEMENTS. The following is a summary of the Merger Agreement, the Tender Agreements and the Noncompetition Agreements, which summary is qualified in its entirety by reference to the copies thereof filed as exhibits to the Tender Offer Statement on Schedule 14D-1.

THE MERGER AGREEMENT

     THE OFFER. The Merger Agreement provides for the commencement of the Offer as promptly as practicable after the date of the Merger Agreement, but in no event later than five business days from and including the date of public announcement of the execution of the Merger Agreement. The obligation of the Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer is subject only to the satisfaction or waiver by the Purchaser of the conditions described in Section 15. Under the Merger Agreement, the Purchaser expressly reserves the right, in its sole discretion, to waive any such condition (other than the Minimum Condition, which may only by waived with the Company's consent) and make any other changes in the terms and conditions of the Offer; PROVIDED, that, unless previously approved by the Company in writing, no change may be made which (a) reduces the number of Shares subject to the Offer,
(b) reduces the price per Share payable in the Offer, (c) modifies or adds to the conditions to the Offer, (d) extends the Offer other than as described in the next sentence, (e) changes the form of consideration payable in the Offer (other than by increasing the cash offer price) or (f) amends or modifies any term of the Offer in any manner adverse to any of the Company's stockholders. The Purchaser may, without the consent of the Company, but subject to the Company's right to terminate the Merger Agreement pursuant to Section 8.1(b)
(ii) thereof, (i) extend the Offer, if at the scheduled expiration date of the Offer any of the conditions to the Purchaser's obligation to purchase Shares shall not be satisfied, until such time as such conditions are satisfied or waived or (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer or in order to obtain any material regulatory approval applicable to the Offer. The Purchaser agrees that: (A) in the event it would otherwise be entitled to terminate the Offer at any scheduled expiration thereof due to the failure of one or more of the conditions to the Offer set forth in paragraphs (a), (f) or (g) or the first sentence of the introductory paragraph of Exhibit A to the Merger Agreement to be satisfied or waived, it will give the Company notice thereof and, at the request of the Company, extend the Offer until the earlier of (1) such time as such condition is or conditions are satisfied or waived and (2) the date chosen by the Company which shall not be later than (x) September 15, 1997, or October 15, 1997 if the option to extend set forth in Section 8.1(b)(ii)(y) of the Merger Agreement is exercised or (y) the date on which the Company reasonably believes all such conditions will be satisfied; provided that if any such condition is not satisfied by the date so chosen by the Company, the Company may request and the Purchaser will make further extensions of the Offer in accordance with the terms of this paragraph; and (B) in the event that it would otherwise be entitled to terminate the Offer at any scheduled expiration date thereof due solely to the failure of the Minimum Condition to be satisfied, it will, at the request of the Company (which request may be made by the Company only on one occasion), extend the Offer for such period as may be requested by the Company not to exceed ten days from such scheduled expiration date. The Merger Agreement provides that, subject to the terms and conditions of the Offer and the Merger Agreement, the Purchaser will accept for payment and pay for Shares promptly after the expiration of the Offer. Furthermore, the Merger Agreement provides that the Parent is obligated to contribute to the Purchaser any funds necessary to purchase shares pursuant to this Offer and to perform and of its other obligations pursuant to the Merger Agreement.

     THE MERGER. The Merger Agreement provides that, upon the terms and subject to the conditions thereof and in accordance with the DGCL, at the Effective Time, the Purchaser will be merged with and into the Company. As a result of the Merger, the separate corporate existence of the Purchaser will cease and the Company will continue as the surviving corporation. At the Parent's election, any direct or indirect subsidiary of the Parent other than the Purchaser may be merged with and into the Company instead of the Purchaser.

     At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (unless otherwise provided for) will be cancelled, extinguished and converted into the right to receive $28.00 in cash or any higher price that may be paid pursuant to the Offer, payable to the holder thereof, without interest, upon surrender of the certificate formerly representing such Share in the manner described in the Merger Agreement (the "Merger Consideration"). In addition, as of the Effective Time, each share of the capital stock of the Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation, and each share of Common Stock that is owned by the Company or any subsidiary of the Company ("Treasury Shares") and each share of Common Stock that is owned by the Parent, the Purchaser or other subsidiary of the Parent ("Parent Shares") shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

     The Merger Agreement provides that, immediately prior to the Effective Time, the unexercisable portion of each outstanding stock option to purchase Shares (an "Option"), will become immediately exercisable in full, subject to all expiration, lapse and other terms and conditions thereof, and the Company shall take all action necessary so that each Option will be cancelled, in exchange for the right to receive an amount in cash equal to the product of (i) the number of Shares previously subject to such Option and (ii) the excess, if any, of the Merger Consideration over the exercise price per Share previously subject to such Option.

     The Merger Agreement provides that Shares that are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who have properly exercised and perfected appraisal rights under Section 262 of the DGCL will not be converted into the right to receive the Merger Consideration, but will be entitled to receive the consideration as determined pursuant to
Section 262 of the DGCL; PROVIDED, HOWEVER, that if such holder shall have failed to perfect or shall have effectively withdrawn or lost his, her or its right to appraisal and payment under the DGCL, such holder's Shares shall thereupon be deemed to have been converted, at the Effective Time, into the right to receive the Merger Consideration as described above.

     The Merger Agreement also provides that at the Effective Time and without any further action on the part of the Company and the Purchaser, the Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), of the Company, as in effect immediately prior to the Effective Time, will be the certificate of incorporation of the Surviving Corporation until thereafter and further amended as provided therein and under the DGCL. At the Effective Time and without any further action on the part of the Company and the Purchaser, the By-Laws of the Purchaser will be the By-Laws of the Surviving Corporation and thereafter may be amended or repealed in accordance with their terms and as provided by law. The Merger Agreement provides that the directors of the Purchaser immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualify on their earlier resignation or removal.

  AGREEMENTS OF THE PARENT, THE PURCHASER AND THE COMPANY.

     STOCKHOLDERS MEETING. Pursuant to the Merger Agreement, following the purchase of Shares pursuant to the Offer, the Company will take all action necessary in accordance with applicable law to convene a meeting of its stockholders (the "Stockholders Meeting") as promptly as practicable to consider and vote upon the Merger Agreement and the transactions contemplated thereby. The Company will, through the Board of Directors recommend that the Company's stockholders vote in favor of the adoption of the Merger Agreement and the transactions contemplated thereby, subject to the Board of Director's fiduciary duty under applicable law. At the meeting of the Company's stockholders, the Parent will cause all Shares owned by the Parent, the Purchaser or any other subsidiary of Parent to be voted in favor of the adoption of the Merger Agreement and the transactions contemplated thereby.

     PROXY STATEMENT. As soon as practicable, following the purchase of Shares pursuant to the Offer, the Company will prepare and file with the Commission under the Exchange Act a proxy statement (the "Proxy Statement") and shall use its reasonable best efforts to cause the Proxy Statement to be mailed to stockholders of the Company as promptly as practicable after such filing.

     COMPANY BOARD REPRESENTATION. The Merger Agreement provides that, promptly upon the purchase by the Purchaser of such number of Shares pursuant to the Offer as satisfies the Minimum Condition (the "Majority Acquisition"), and from time to time thereafter, the Purchaser will be entitled to designate up to such number of directors on the Board of Directors of the Company as will give the Purchaser representation on the Board of Directors as represents a percentage of the Board of Directors equal to the percentage of the aggregate number of Shares owned by the Purchaser, provided that, from the Majority Acquisition until the Effective Time, at least two persons who were directors of the Company on the date of the Merger Agreement (the "Continuing Directors") will be directors of the Company and that if the number of Continuing Directors is reduced below two for any reason, any remaining Continuing Director will be entitled to fill such vacancy or if no Continuing Directors remain, the other directors will fill such vacancies with persons not affiliated with the Purchaser, the Parent or the Company. From the time of the Majority Acquisition to the Effective Time, the Company will use its reasonable best efforts to cause persons designated by the Purchaser to constitute the same percentage as is on the board of (i) each committee of the Board of Directors, (ii) each board of directors of each subsidiary of the Company and (iii) each committee of each such board, in each case only to the extent permitted by law. The Company's obligations to appoint designees to its Board of Directors shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder.

     ACCESS TO INFORMATION; CONFIDENTIALITY. Pursuant to the Merger Agreement, from the date thereof to the Effective Time, the Company shall, and shall cause its subsidiaries, to, afford the Parent and its authorized representatives reasonable access during normal business hours to all of the properties, personnel, contracts, agreements and books and records of the Company and its subsidiaries, and will promptly deliver or make available to the Parent all filings by the Company pursuant to federal or state securities laws, and all other information concerning the business, properties, assets and personnel of the Company and its subsidiaries as the Parent may from time to time reasonably request.

     The Merger Agreement also incorporates by reference the terms of a Confidentiality Agreement between the Company and the Guarantor.

     NO SOLICITATION OF TRANSACTIONS. The Merger Agreement provides that the Company, its subsidiaries and their respective officers, directors, employees, representatives and advisors will immediately cease any existing discussions or negotiations, if any, with any parties conducted prior to the date of the Merger Agreement with respect to any proposal (an "Acquisition Proposal") for an acquisition of all or any substantial part of the business and properties or capital stock of the Company and its subsidiaries taken as a whole, directly or indirectly, whether by merger, consolidation, share exchange, tender offer, purchase of assets or shares of capital stock or otherwise (an "Acquisition Transaction"); PROVIDED that following the cessation of any such discussions or negotiations, future discussions or negotiations with any such parties will be governed by the remaining provisions of this paragraph. Except as set forth in the Merger Agreement, neither the Company or any of its affiliates, nor any of its or their respective officers, directors, employees, representatives or agents, will, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any person or group (other than the Parent and the Purchaser, any affiliate or associate of the Parent and the Purchaser or any designees of the Parent or the Purchaser) concerning any Acquisition Proposal. Notwithstanding the foregoing,
(a) the Board of Directors may take, and disclose to the Company's stockholders, a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with respect to any tender offer for shares of capital stock of the Company; PROVIDED, that the Board of Directors will not recommend that the stockholders of the Company tender their shares in connection with any such tender offer unless the Board of Directors shall have determined in good faith, after consultation with outside counsel that failing to take such action would constitute a breach of the Board of Directors' fiduciary duty under applicable law; (b) the Company may, directly or indirectly, furnish information and access, in each case only in response to unsolicited requests therefor, to any person or group pursuant to customary confidentiality agreements, and may participate in discussions and negotiate with such person or group concerning any Acquisition Proposal, if such person or group has submitted a written Acquisition Proposal to the Board of Directors and the Board of Directors determines in its good faith judgment, after consultation with outside counsel that failing to take such action would constitute a breach of the Board of Directors' fiduciary duty under applicable law; and (c) the Company may terminate the Merger Agreement if the Company receives an Acquisition Proposal in writing (1) that the Board of Directors determines in its good faith judgment is more favorable to the Company's stockholders than the Offer and the Merger and (2) as a result of which, the Board of Directors determines in good faith, after consultation with outside counsel, that it is obligated by its fiduciary duty under applicable law to terminate the Merger Agreement; PROVIDED, that such termination pursuant to this clause (c) will not be effective until the Company has made payment of the full fee and expense reimbursement required by Section
8.2 of the Merger Agreement. Under the Merger Agreement, the Board of Directors is obliged to notify the Parent immediately if any such proposal is made and will in such notice, indicate in reasonable detail the identity of the offeror and the terms and conditions of any proposal and, subject to the fiduciary duties of the Board of Directors under applicable law, will keep the Parent promptly advised of all developments which could reasonably be expected to culminate in the Board of Directors withdrawing, modifying or amending its recommendation of the Offer, the Merger and the other transactions contemplated by the Merger Agreement. The Company has also agreed not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which the Company is a party, unless the Board of Directors shall have determined in good faith, that failing to release such third party or waive such provisions would constitute a breach of the fiduciary duties of the Board of Directors under applicable law.

     DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE. The Merger Agreement provides that the Purchaser agrees that all rights to indemnification existing in favor of the present or former directors, officers, and employees of the Company (as such) or any of its subsidiaries or present or former directors of the Company or any of its subsidiaries serving or who served at the Company's or any of its subsidiaries' request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise (collectively, the "Covered Persons"), as provided in the Company's Certificate of Incorporation or By-Laws, or the articles of incorporation, by-laws or similar documents of any of the Company's subsidiaries and the indemnification agreements with such present and former directors, officers and employees as in effect as of the date of the Merger Agreement with respect to matters occurring at or prior to the Effective Time will survive the Merger and continue in full force and effect and without modification (other than modifications following the Merger which would enlarge the indemnification rights) for a period of not less than the statutes of limitations applicable to such matters, and the Surviving Corporation is required to comply fully with its obligations thereunder. Without limiting the foregoing, the Company will, and after the Effective Time, the Surviving Corporation will periodically advance reasonably incurred expenses as so incurred with respect to the foregoing (including with respect to any action to enforce rights to indemnification or the advancement of expenses) to the fullest extent permitted under applicable law; PROVIDED, HOWEVER, that the person to whom the expenses are advanced must provide an undertaking (without delivering a bond or other security) to repay such advance if it is ultimately determined that such person is not entitled to indemnification. In addition, for a period of six (6) years after the Effective Time, the Surviving Corporation will maintain officers' and directors' liability insurance and fiduciary liability insurance for the Covered Persons (whether or not they are entitled to indemnification thereunder) who were covered at the time of the Merger Agreement by the Company's existing officers' and directors' or fiduciary liability insurance policies on terms no less advantageous to such Covered Persons than insurance existing at the time of the Merger Agreement.

     The Surviving Corporation will indemnify and hold harmless (and advance expenses to), to the fullest extent permitted under applicable law, each director, officer, employee, fiduciary and agent of the Company or any subsidiary of the Company serving as such on the date of the Merger Agreement against any costs and expenses in connection with any claim, action, suit, proceeding or investigation relating to any of the transactions contemplated thereby, and in the event of any such claim, action, suit, proceeding or investigation, (i) the Surviving Corporation will pay the reasonable fees and expenses of counsel selected by such parties and (ii) the parties to the Merger Agreement will cooperate in the defense of any such matter; provided, however, that the Surviving Corporation will not be liable for any settlement effected without its prior written consent, which consent shall not unreasonably be withheld. The Surviving Corporation shall pay all reasonable costs and expenses, including attorneys' fees, that may be incurred by and indemnified parties in enforcing the indemnity and other obligations provided for by Section 6.8 of the Merger Agreement, and such obligations will survive the consummation of the Merger at the Effective Time and shall continue for the periods specified in the Merger Agreement. In the event the Surviving Corporation or any of its respective successors or assigns
(i) consolidates with or mergers into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, it is required to make proper provisions so that successors and assigns of the Surviving Corporation assume the obligations set forth in Section 6.8 of the Merger Agreement.

     FURTHER ACTION; REASONABLE EFFORTS. The Merger Agreement provides that, upon the terms and subject to the conditions thereof, each of the parties thereto shall use its reasonable efforts to take, or cause to be taken, all action, and to do or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by and in connection with the Merger Agreement as soon as practicable to (i) obtain all consents, amendments to or waivers under the Company's contractual arrangements (other than agreements relating to long term debt or consents, amendments or waivers, the failure of which will not have a Material Adverse Effect (as defined in the Merger Agreement) with respect to the Company, impair the ability of the Company to perform its obligations under the Merger Agreement or delay the transactions contemplated by the Merger Agreement,
(ii) make all necessary or appropriate registrations and filings with governmental entities, (iii) defend any lawsuits challenging the Merger Agreement or the transactions contemplated thereby, (iv) fulfill or cause the fulfillment of the conditions to Closing set forth in Article 7 of the Merger Agreement. In connection with and without limiting the foregoing, the Company and its Board of Directors will (x) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Offer, the Merger, the Merger Agreement or the transaction contemplated thereby or by the Tender Agreement, and (y) if any such statute or regulation becomes applicable to any of the foregoing, take all action necessary to ensure that the Offer, the Merger and the transactions contemplated by the Merger Agreement and the Voting Agreement are consummated as promptly as practicable and to otherwise minimize the effect of such statute or regulation on such transactions. The Company and the Parent agreed to file as promptly as practicable, but not later than 10 days following the commencement of the Offer, the notification and report required pursuant to the HSR Act. The Parent agreed to cause to be filed as promptly as practicable and in no event later than July 15, 1997, all other applications and notices required to be filed with governmental authorities in order to consummate the Offer and the Merger, and to pursue diligently the approval of such applications.

     CONDUCT OF BUSINESS PENDING THE MERGER. Pursuant to the Merger Agreement, the Company has covenanted and agreed that, during the period from the date of the Merger Agreement to the Effective Time, (1) the Company will, and will cause each of its subsidiaries, subject to certain exceptions, to, conduct its operations according to its ordinary course of business consistent with past practice (although it will not be a breach of such covenant if a deviation from past practice occurs as a result of the limitations set forth in clauses (e) or
(g) below), (2) the Company will, and will cause each of its subsidiaries to, use all reasonable efforts to preserve intact its business organization and to maintain satisfactory relationships with its customers, suppliers and others having material business relationships with it, (although it will not be a breach of such covenant if a deviation from past practice occurs as a result of the limitations set forth in clauses (e) or (g) below), and (3) the Company will not and will not permit any of its subsidiaries to, without the prior written consent of the Parent:

          (a) amend or propose to amend its Certificate of Incorporation or By-Laws or equivalent governing instruments;

          (b) authorize for issuance, issue, sell, pledge, deliver or agree or commit to issue, sell, pledge or deliver (whether through the issuance or granting of any options, warrants, calls, subscriptions, stock appreciation rights or other rights or other agreements) or otherwise encumber any capital stock of any class or any securities convertible into or exchangeable for shares of capital stock of any class, other than the issuance of Shares issuable upon exercise of Company Stock Options (as defined in the Merger Agreement) or conversion of 7% Debentures outstanding on the date of the Merger Agreement or pursuant to the Stock Purchase Plan or the Directors Plan (in each such case, in accordance with the present terms thereof);

          (c) split, combine or reclassify any of its capital stock or declare, pay or set aside for payment any dividend or other distribution in respect of or substitution for its capital stock, or redeem, purchase or otherwise acquire any shares of its capital stock;

          (d) except as set forth in Schedule 4.9 of the Merger Agreement, increase or establish any compensation or benefit plan, agreement, policy, practice, program or arrangement that would be a Plan (had such plan, agreement, policy, practice, program or arrangement been adopted prior to the date of the Merger Agreement) or otherwise increase in any manner the compensation payable or to become payable by the Company or any of its subsidiaries to any of their respective directors, officers, former employees, or employees, other than in the ordinary course of business consistent with past practice or as required under any existing employment agreement or Plan or the Merger Agreement;

          (e) acquire or agree to acquire (x) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, limited liability company, partnership, joint venture, association or other business organization or division thereof or (y) any assets, outside of the ordinary course of business that in the aggregate is in excess of $10 million (the foregoing does not, however, restrict any construction project identified or commenced by the Company prior to the Merger Agreement that is not prohibited by clause (h) below);

          (f) sell, lease, license, or otherwise dispose of, or enter into any material contract, commitment, lease or agreement with respect to, any properties or assets (i) that are material to the Company and its subsidiaries taken as a whole and (ii) other than in the ordinary course of business consistent with past practice;

          (g) (x) incur any long-term indebtedness in excess of the aggregate amount of the Company's consolidated long-term indebtedness outstanding as of June 16, 1997 other than (i) indebtedness not to exceed $10 million at any one time outstanding, the proceeds of which are used to make acquisitions permitted by clause (e) above; PROVIDED, that the ratio of the principal amount of the indebtedness incurred to finance such acquisitions to the aggregate pro forma cash flow of the businesses so acquired during the four fiscal quarters preceding such acquisition does not exceed 6:1, and (ii) additional indebtedness not to exceed $10 million on the date shares are purchased in the Offer, and except for intercompany indebtedness between the Company and any of its subsidiaries or between such subsidiaries, or (y) make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any subsidiary or joint venture of the Company or to officers and employees of the Company or any of its subsidiaries for travel, business or relocation expenses in the ordinary course of business consistent with past practice;

          (h) make or agree to make any new capital expenditure or capital expenditures other than in accordance with the Company's 1997 budget which was delivered to the Parent;

          (i) make any tax election or settle or compromise any tax liability that will have a Material Adverse Effect with respect to the Company;

          (j) make any material change to its accounting methods, principles or practices, except as may be required by generally accepted accounting principles;

          (k) enter into any other agreements, commitments or contracts that are material to the Company and its subsidiaries taken as a whole, other than in the ordinary course of business consistent with past practice, or otherwise make any material change that is adverse to the Company (including by way of termination) in (i) any existing agreement, commitment or arrangement that is material to the Company and its subsidiaries taken as a whole or (ii) the conduct of the business or operations of the Company and its subsidiaries; or

          (l) agree, commit or arrange to do any of the foregoing.

     EMPLOYEE MATTERS. The Merger Agreement provides that on and after the Effective Time, the Parent will cause the Surviving Corporation to comply in all respects with the change of control provisions in the employment agreements of Moshael J. Straus, Daniel E. Straus, Steven R. Baker, Andrew Horowitz, Alan D. Solomont and Susan S. Bailis. Without limiting the foregoing, all amounts payable upon such change in control shall be paid in cash immediately following the Majority Acquisition.

     Pursuant to the Merger Agreement, the Parent agreed to pay or to cause the Surviving Corporation to pay, to certain employees of the Company identified to the Parent (each an "Affected Employee") an amount (the "Accrued Bonus Payment") equal to such employee's annual bonus multiplied by a fraction, the numerator of which is the number of days that have elapsed from December 31, 1996 (or the date of hire of the Affected Employee, if later) until the Effective Time and the denominator of which is 365; provided, that if any such employee terminates his or her employment other than for Good Reason to Terminate (as defined below) prior to December 31, 1997, the numerator will be the lesser of 181 and the number of days that have elapsed from the date of hire of the Affected Employee until June 30, 1997. Payment of each Accrued Bonus Payment will be payable upon the earlier to occur of (i) the termination following the purchase of Shares pursuant to the Offer of the Affected Employee's employment, (ii) the occurrence of an event that constitutes Good Reason to Terminate and (iii) not later than February 15, 1998, if the Affected Employee is employed by the Surviving Corporation or any of its subsidiaries on December 31, 1997.

     In the Merger Agreement, the Parent agreed that the Surviving Corporation would make certain severance payments to each of the Company's corporate and non-facility employees and certain non-ancillary employees (which does not include any person identified in the first paragraph of this section), on the date of termination of any such employee by the Surviving Corporation or its subsidiary (other than a termination for Cause (as defined below)), as the case may be, or by such employee following the occurrence of an event that constitutes Good Reason to Terminate. Prior to the date that is eighteen months after the Effective Time, the Parent has agreed that the Surviving Corporation will not, and will not permit its subsidiaries to, terminate any such employees on less than 90 days prior written notice of such termination. Notwithstanding the foregoing, no employee shall be entitled to a severance payment as described in the preceding two sentences if such employee receives a notice of termination or is terminated by the Company or voluntarily resigns at any time prior to the purchase of Shares pursuant to the Offer or on a date that is after the date that is eighteen months after the Effective Time. For purposes of the Merger Agreement, "Cause" means conviction of a felony or a crime involving personal dishonesty or theft or misappropriation of the property of the Surviving Corporation or its subsidiaries and "Good Reason to Terminate" is deemed to occur if the Parent, the Surviving Corporation or any of their subsidiaries or affiliates (i) takes any action which substantially reduces an affected employee's title, duties, responsibilities, salary, or, unless such change affects all employees of the Surviving Corporation or its subsidiaries at a comparable level of seniority and responsibility, benefits, or (ii) requires the affected employee to relocate permanently in excess of 25 miles from the his or her primary place of business.

     In addition, the Merger Agreement provides that notwithstanding anything contained in the Merger Agreement or any other document, agreement or instrument to the contrary, if any person is terminated by the Company (other than for cause) following the purchase of Shares pursuant to the Offer but prior to the Effective Time, all Options held by such person will be treated as provided in
Section 3.1(d) of the Merger Agreement.

     REPRESENTATION AND WARRANTIES. The Merger Agreement contains various customary representations and warranties of the parties thereto including, without limitation, representations and warranties by the Company as to the Company's organization, capitalization, authorization for the agreement, the absence of conflicts with governing instruments or other agreements, governmental approvals, compliance with SEC filings, preparation of financial statements, undisclosed liabilities, veracity of information supplied, absence of certain changes or events, finders and investment bankers fees, voting requirement for approval, absence of litigation, taxes, compliance with certain laws, title to properties, compliance with agreements, employee benefit plans, and insurance, and environmental matters.

     In addition, the Merger Agreement contains representations and warranties by the Parent and the Purchaser concerning their organization, authorization for the agreement, the absence of conflicts with governing instruments or other agreements, governmental approvals, veracity of information supplied, financing, fraudulent transfer laws, finders and investment bankers fees, and regulatory approvals.

     CONDITIONS OF THE MERGER. Under the Merger Agreement, the respective obligations of the Parent, the Purchaser and the Company to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions: (a) the Merger Agreement shall have been approved by the affirmative vote of the stockholders of the Company by the requisite vote in accordance with the Company's Certificate of Incorporation and the DGCL (which the Company has represented shall be solely the affirmative vote of a majority of the outstanding Shares); (b) no legal requirements shall have been enacted, entered, promulgated or enforced by any court or governmental entity which prohibits or prevents the consummation of the Merger (PROVIDED, that the party or parties invoking this condition shall use reasonable efforts to have any such legal requirement vacated or removed); and (c) any applicable waiting period under the HSR Act will have expired or been terminated.

     TERMINATION, FEES AND EXPENSES. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after adoption by the stockholders of the Company, as follows:

          (a) By the mutual written consent of the Parent, the Purchaser and the Company (but only by action of the Continuing Directors (as defined in the Merger Agreement) after the purchase of Shares pursuant to the Offer);

          (b) By the Parent, the Purchaser or the Company (but only by action of the Continuing Directors after the purchase of Shares pursuant to the Offer):

             (i) if a court of competent jurisdiction or other governmental entity of the United States shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such Order or other action shall have become final and nonappealable; or

             (ii) (x) as a result of the failure, occurrence or existence of any of the conditions set forth in Exhibit A to the Merger Agreement (1) the Purchaser shall have failed to commence the Offer within five business days following the date of the Merger Agreement or (2) the Offer shall have terminated or expired in accordance with its terms without the Purchaser having accepted for payment any Shares pursuant to the Offer or (y) the Purchaser shall not have accepted for payment any Shares pursuant to the Offer by September 15, 1997, PROVIDED, that such date may be extended at the option of the Parent to October 15, 1997, but only if the Parent is and has been diligently pursuing approval of the applications with the relevant governmental authorities, PROVIDED, FURTHER, HOWEVER, that the passage of the period referred to in clause
        (y) shall be tolled for any part thereof (but not exceeding 30 calendar days in the aggregate) during which any party shall be subject to a non-final order, decree, ruling or action restraining, enjoining or otherwise prohibiting the purchase of Shares pursuant to the Offer or the consummation of the Merger; and PROVIDED FURTHER that the right to terminate the Merger Agreement pursuant to clause (b) (ii) will not be available to any party whose willful breach of its representations and warranties contained in the Merger Agreement or whose failure to perform any of its obligations under the Merger Agreement results in the failure, occurrence or existence of any such condition;

          (c) By the Company, if the Company receives an Acquisition Proposal in writing from any person or group (i) that the Board of Directors determines in its good faith judgment is more favorable to the Company's stockholders than the Offer and the Merger and (ii) as a result of which, the Board of Directors determines in good faith, after consultation with outside counsel, that it is obligated by its fiduciary duty under applicable law to terminate the Merger Agreement; PROVIDED, that such termination pursuant to this clause (c) will not be effective until the Company has made payment of the full fee and expense reimbursement required by Section 8.2 of the Merger Agreement.

          (d) By the Parent or the Purchaser prior to the purchase of Shares pursuant to the Offer in the event of a material breach by the Company of any representation, warranty, covenant or other agreement contained in the Merger Agreement which has not been cured within 15 days after giving of written notice to the Company;

          (e) By the Company, if the Parent or the Purchaser shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in the Merger Agreement, which failure to perform has not been cured within 15 days after the giving of written notice to the Parent or the Purchaser;

          (f) By the Parent, if, prior to the purchase of Shares in the Offer, the Company shall have (i) withdrawn, modified or amended in any respect adverse to the Parent or the Purchaser its approval or recommendation of the Merger Agreement or any of the transactions contemplated herein, (ii) failed to include in the Proxy Statement or Information Statement such recommendation, (iii) recommended any Acquisition Proposal or Acquisition Transaction from or with a person other than the Parent or any of its subsidiaries or (iv) resolved to do any of the foregoing;

          (g) By the Parent, if, prior to the purchase of Shares in the Offer
     (i) an Acquisition Proposal that is publicly disclosed shall have been commenced, publicly proposed or communicated to the Company which contains a proposal as to price (without regard to the specificity of such price proposal) and (ii) the Company shall not have rejected such proposal within 10 business days of its receipt or the date its existence first becomes publicly disclosed, if sooner;

          (h) By the Parent, if (i) any person or group (as defined in Section 13(d)(2) of the Exchange Act) (other than Genesis, the Parent, the Purchaser or any of its or their affiliates) shall have become, or shall have made a proposal seeking to become, after the date hereof the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange
     Act) of at least 35% of the outstanding Shares, other than acquisitions of securities for bona fide arbitrage purposes only, and other than acquisition of beneficial ownership solely as a result of a person having discretionary authority to vote or dispose of shares in an investment advisory or similar capacity or shall have made a proposal to acquire, directly or indirectly, all or substantially all of the consolidated assets of the Company and its subsidiaries and (ii) following public announcement of such person or group becoming such beneficial owner or proposing such beneficial ownership or acquisition, at the next scheduled expiration of the Offer all conditions to the Offer (other than the Minimum Condition) shall have been satisfied or waived; and

          (i) By the Company, if Parent shall not have delivered the Letter of Credit (as defined below) by June 25, 1997.

     The Merger Agreement provides further that if: (1) the Company terminates the Merger Agreement pursuant to clause (c) above; (2) the Company terminates the Merger Agreement pursuant to clause (b) (ii) above and at such time the Parent would have been permitted to terminate the Merger Agreement under clause
(f) or (g) above; (3) the Parent terminates the Merger Agreement pursuant to clause (f) or (g) above; or (4) the Parent terminates the Merger Agreement pursuant to clause (d) or (h) above and (in the case of clause (4) only) within one year of such termination the Company shall have consummated, or have entered into a definitive agreement with respect to, an Acquisition Transaction pursuant to which the holders of the Shares have received or will receive consideration (including the value of any retained equity) equal to or greater than the Merger Consideration, then the Company shall pay to Parent, within one business day following (in the case of clauses (1), (2) and (3)) such termination and, in the case of clause (4), such consummation or entering into of a definitive agreement, a fee, in cash, of $25 million, PROVIDED, HOWEVER, that the Company in no event shall be obligated to pay more than one such fee and the amount of fees paid as provided in this paragraph and the amount of expense reimbursement paid under the next paragraph shall not exceed $25 million.

     Upon the termination of the Merger Agreement under circumstances in which the Company would be obligated to pay a fee as described in the previous paragraph, then the Company is obligated to reimburse the Parent and Genesis (not later than one business day after submission of statements therefor) for all actual documented out-of-pocket expenses incurred by or on behalf of any of them or their affiliates in connection with the Offer and the Merger and the consummation of all transactions contemplated by the Merger Agreement (including, without limitation, fees and disbursements payable to financing sources, investment bankers, counsel to Purchaser, Parent, the Guarantor or any of the foregoing, and accountants) ("expenses"). In all cases, the total amount of fees paid as described in the previous paragraph and reimbursement of expenses as described in this paragraph shall not exceed $25 million. Upon termination of the Merger Agreement pursuant to clause (d) above, the Company shall reimburse the Parent (not later than one business day after submission of statements therefor) for expenses, which reimbursement in no event will exceed $12 million.

     GUARANTY. The Merger contains a guaranty (the "Guaranty") by Genesis, as a primary obligor and not as surety, to the Company, of the due and punctual observance, performance and discharge of each obligation of the Parent and the Purchaser contained in the Merger Agreement and the Voting Agreement. Obligations of the Parent and the Purchaser so guaranteed are hereinafter referred to as the "Obligations."

     Genesis agreed that if either or both of the Parent and the Purchaser fails to observe, perform or discharge any Obligation, Genesis shall promptly itself, observe, perform or discharge such Obligation, or cause either the Parent or the Purchaser to observe, perform or discharge such Obligation, in all cases as if and to the extent that Genesis was the primary obligor with respect to such Obligation, and shall pay any and all actual damages that may be incurred or suffered by the Company in consequence thereof, and any and all costs and expenses, including, without limitation, attorneys' fees and expenses, that may be incurred by the Company in collecting such Obligation and/or in preserving or enforcing any rights under the Guaranty or under the Obligations.

     The liability of Genesis under the Guaranty with respect to each and all of the Obligations is absolute and unconditional, irrespective of any waiver of, amendment to, modification of, consent or departure from, the guaranteed agreements, including, without limitation, any waiver or consent involving a change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations.

     Notwithstanding anything to the contrary set forth in the Merger Agreement, in consideration of the substantial time and expense invested by the Company in the transactions contemplated by the Merger Agreement and the loss of opportunities otherwise available to the Company as a result thereof, if, at any scheduled expiration of the Offer occurring after August 15, 1997 on which each of the conditions set forth in clauses (a) through (g) on Exhibit A to the Merger Agreement (as well as the HSR Act condition set forth in clause (ii) of the first sentence of the introductory paragraph of such Exhibit A) has been satisfied or waived, the Parent shall not have satisfied or waived the condition set forth in clause (iii) of the first sentence of the introductory paragraph of such Exhibit A and the Merger Agreement is thereafter terminated, then Genesis shall pay to the Company $30 million, in cash in immediately available funds. Subject to the next sentence, upon making such payment none of the Parent, the Purchaser, Genesis or any of their affiliates shall have any further liability with respect to the failure to complete the transactions contemplated by the Merger Agreement. This limitation will not apply if the Parent or the Purchaser breaches the Merger Agreement (and the breach remains unremedied after five days notice to the Parent or the Purchaser) or if Genesis, the Parent or the Purchaser fail to use reasonable best efforts to obtain such financing.

     In addition, Genesis has agreed to deliver to the Company a clean, irrevocable letter of credit (the "Letter of Credit") for $30 million, drawn on Mellon Bank, N.A., in form reasonably acceptable the Company to secure its obligation to pay the amount as set forth in the previous paragraph. Genesis will use its reasonable best efforts to deliver the Letter of Credit prior to commencement of the Offer, but in all events will deliver it not later than June 25, 1997.

TENDER AGREEMENTS AND IRREVOCABLE PROXIES

     As an inducement and a condition to the Parent and the Purchaser entering into the Merger Agreement and incurring the obligations set forth therein, including the Offer and the Merger, the Parent required that each of Daniel E. Straus and Moshael J. Straus (each, a "Stockholder" and together, the "Stockholders") enter into a Tender Agreement and Irrevocable Proxy (the "Tender Agreements") with the Parent and the Purchaser.

     Pursuant to the Tender Agreements, each Stockholder agreed to validly tender (or cause the record owner thereof) and not withdraw, pursuant to and in accordance with the terms of the Offer, all of the Shares and any other securities entitled to vote generally in the election of directors beneficially owned by such Stockholder (the "Owned Shares"). The Tender Agreements provide that each Stockholder will, for all Owned Shares tendered by such Stockholder in the Offer and accepted for payment by the Purchaser, receive a price per Owned Share equal to $28.00, or such higher per share consideration paid to other stockholders who have tendered into the Offer.

     Pursuant to the Tender Agreements, each Stockholder agreed that during the period commencing on the date thereof and continuing until the earlier of (x) the consummation of the Offer and (y) the termination of the Tender Agreements, at any meeting (whether annual or special, and whether or not an adjourned or postponed meeting) of the Company's stockholders, however called, or in connection with any written consent of the Company's stockholders, subject to the absence of a preliminary or permanent injunction or other requirement under applicable law by any United States federal, state or foreign court barring such action, such Stockholder shall vote (or cause to be voted) all Owned Shares: (i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval and adoption of the Merger and the terms thereof and each of the other actions contemplated by the Merger Agreement and the Tender Agreements and any actions required in furtherance thereof; (ii) against any action or agreement that would impede, interfere with, or prevent the Offer or the Merger; and (iii) except as otherwise agreed to in writing in advance by the Parent, against the following actions (other than the Offer, the Merger and the transactions contemplated by the Merger Agreement and the Tender Agreements):
(I) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its subsidiaries (including any transaction contemplated by an Acquisition Proposal); (II) any sale, lease or transfer of a material amount of the assets or business of the Company or its subsidiaries, or any reorganization, restructuring, recapitalization, special dividend, dissolution, liquidation or winding up of the Company or its subsidiaries; (III) any change in the present capitalization of the Company including any proposal to sell any material equity interest in the Company or any amendment of the Certificate of Incorporation of the Company; and (IV) against an election of new members of the Board of Directors of the Company except where the vote is cast in favor of the nominees of a majority of the existing directors of the Company. In addition, each Stockholder agreed not to enter into any agreement, arrangement or understanding with any person the effect of which would be inconsistent or violative of the foregoing.

     Pursuant to the Tender Agreements, each Stockholder granted to, and appointed the Purchaser and any designee of the Purchaser, each of them individually, such Stockholder's Irrevocable (until the termination of the Tender Agreements) Proxy and Attorney-In-Fact (with full power of substitution) to vote the Owned Shares of such Stockholder as indicated in the preceding paragraph.

     As of June 16, 1997, the Stockholders beneficially owned 14,013,966 Shares, or 36.1% of the outstanding Shares on a fully-diluted basis.

     The Tender Agreements provide that the Stockholders entered into such agreements solely as the owner of Owned Shares and not in his capacity as a director or officer, and that the agreements set forth therein shall in no way restrict the Stockholders in the exercise of his fiduciary duties as a director and officer of the Company, which, in the case of the following paragraph, such duties will be exercised only in accordance with the instructions of the Company's Board of Directors acting in compliance with the requirements of the Merger Agreement.

     The Tender Agreements provide that each Stockholder will immediately cease any existing discussions or negotiations, if any, with any parties conducted with respect to any Acquisition Proposal. The Tender Agreements further provide that each Stockholder will not, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any person or group (other than the Parent and the Purchaser or any affiliate, associate or designee of the Parent or the Purchaser) concerning any proposal for an acquisition of all or any substantial part of the business and properties or capital stock of the Company and its subsidiaries taken as a whole, directly or indirectly, whether by merger, consolidation, share exchange, tender offer, purchase of assets or shares of capital stock or otherwise.

     The Tender Agreements provide that each Stockholder will not, until the termination thereof, directly or indirectly (i) except as permitted thereby, sell, transfer, pledge, hypothecate, encumber, assign or dispose of such security or the Beneficial Ownership thereof (as determined pursuant to Rule 13d-3 under the Exchange Act), offer to sell, transfer or dispose or make an option, agreement or arrangement or understanding to do the foregoing ("Transfer") to any person any or all Owned Shares or (ii) except as permitted thereby, grant any proxies or powers of attorney, deposit any Owned Shares into a voting trust or enter into a voting agreement, understanding or arrangement with respect to such Owned Shares. The Tender Agreements provide that notwithstanding anything to the contrary therein, each Stockholder shall have the right to Transfer Owned Shares (i) to any Family Member, (ii) to the trustee or trustees of a trust solely (except for remote contingent interests) for the benefit of such Stockholder and/or one or more Family Members, (iii) to a foundation created or established by such Stockholder, (iv) to a corporation of which such Stockholder and/or any Family Members owns all of the outstanding capital stock,

(v) to a partnership of which such Stockholder and/or any Family Members owns all of the partnership interests, (vi) to the executor, administrator or personal representative of the estate of such Stockholder, (vii) to any guardian, trustee or conservator appointed with respect to the assets of such Stockholder or (viii) by operation of law; provided, that in the case of any Transfer pursuant to clauses (i) through (vii), the transferee shall execute an agreement to be bound by the terms of the Tender Agreements, or terms substantially identical thereto. For purposes of the foregoing, "Family Member" has the meaning ascribed to "Related Parties" under Section 672(c) of the Internal Revenue Code of 1986, as amended.

     Each Tender Agreement, and all rights and obligations of the parties thereunder, terminates upon the earlier of (i) the date upon which the Parent has purchased and paid for all of the Owned Shares of the applicable Stockholder in accordance with the Offer, (ii) the date on which the Merger Agreement is terminated under such circumstances in which Parent is not and will not be entitled to a fee pursuant to Section 8.2(a) of the Merger Agreement and (iii) May 31, 1998.

     The Tender Agreements contain customary representations and warranties by the parties.

NONCOMPETITION AND CONSULTING AGREEMENTS

     In connection with the Merger Agreement, the Parent and the Purchaser entered into Noncompetition and Consulting Agreements (the "Noncompetition Agreements") with each of Daniel E. Straus and Moshael J. Straus (each, a "Consultant" and together the "Consultants").

     Pursuant to the Noncompetition Agreements, the Parent irrevocably appointed each Consultant, and each Consultant agreed to act as a consultant, for a period of 12 months (the "Consulting Term") commencing on the date of the consummation of the Merger (the "Closing") , to perform such reasonable consulting services as the chief executive officer of the Parent requests, subject to following paragraph. If the Merger Agreement is terminated, the Noncompetition Agreements will be simultaneously terminated.

     During the Consulting Term, each Consultant as an independent contractor will make himself available upon reasonable notice for such time during regular business hours as shall be reasonably necessary for the business of the Company. Such consulting services will be rendered in Hackensack, New Jersey.

     As compensation for each Consultant's services, the Parent agreed to pay each Consultant a consulting fee of $1.5 million payable in immediately available funds at the Closing. In addition, each Consultant will be reimbursed for all expenses actually incurred by such Consultant in the performance of his duties.

     As consideration for each Consultant's agreement to the restrictive covenants described in the second following paragraph (the "Restrictive Covenants"), the Parent, among other things, agreed to pay each Consultant and each Consultant agreed to accept as full consideration for his agreement to the Restrictive Covenants a cash payment in the amount of $1.5 million payable in immediately available funds at the Closing.

     The Noncompetition Agreements provide that the Consultants will not, for a period of one year after the date thereof, in any capacity (including, but not limited to, owner, partner, shareholder, consultant, agent, employee, officer, director or otherwise), directly or indirectly, for his own account or for the benefit of any person, establish, engage in or be connected with any Competitive Business. The term "Competitive Business" means any Restricted Business conducted in the Restricted Zone. Restricted Business means institutional pharmacy, rehabilitation services, long-term care services, skilled nursing facilities or assisted living facilities but does not include providing any other goods or services to skilled nursing facilities, assisted living facilities and other health care facilities. The Restricted Zone means any town in Connecticut or Rhode Island in which the Company operates a long term care facility and an area of 15 miles surrounding such facility; any county in Illinois, New Jersey, Ohio, West Virginia or Wisconsin in which the Company operates a long term care facility and an area of 15 miles surrounding such facility; all portions of Massachusetts east of Worcester; all portions of Pennsylvania east of Harrisburg and an area of 15 miles around any facility located in Virginia or Vermont; but in no event includes any portion of any state other than Connecticut, Rhode Island, Illinois, New Jersey, Ohio, West Virginia, Wisconsin, Massachusetts, Pennsylvania, Virginia, or Wisconsin. The foregoing does not restrict either Consultant from owning interests in, or developing, real estate so long as such Consultant is not operating any Restricted Business. In addition, the Consultants may not pursue certain development projects.

     For a period of three years commencing on the Closing Date, each Consultant will not, except with the express prior written consent of Parent, directly or indirectly, disclose, communicate or divulge to any person, or use for the benefit of any person, any secret, confidential or proprietary knowledge or information with respect to the conduct or details of the Company or the business engaged in by the Company, including, but not limited to, technical know-how, processes, customers, prospects, costs, designs, marketing methods and strategies, finances and suppliers. This provision does not apply to any information which at the time of disclosure (i) is generally available to or known to the public (other than as a result of unauthorized disclosure directly or indirectly by such Consultant) or
(ii) such Consultant discloses, at the direction and authorization of Parent, or as required by law. If either Consultant is required in a judicial, administrative or governmental proceeding to disclose any information which is the subject of the restrictions contained in this paragraph, then such Consultant will notify Parent as soon as possible so that Parent may either seek an appropriate protective order or relief, or waive the provisions of this paragraph. If, in the absence of such an order, relief or waiver, such Consultant is required, in the written opinion of counsel, to disclose such information to any court, administrative agency or governmental authority, then such Consultant may disclose such information without liability.

     The Noncompetition Agreement provides that neither Consultant will for a period of two years after the date thereof, except with the express written consent of Parent (which shall not be unreasonably withheld or delayed in the case of an employee of the Company or the Surviving Corporation who has received a notice of termination from the Company or the Surviving Corporation, as the case may be) or as is otherwise contemplated by the Merger Agreement, directly or indirectly, whether as an employee, owner, partner, agent, director, officer, shareholder or in any other capacity, for his own account or for the benefit of any person (i) solicit, divert or induce any of (1) the Company's employees or
(2) the Surviving Corporation's employees to leave or to work for him or any person with which he is connected or (ii) hire any of the Company's or the Surviving Corporation's employees other than the other Consultant, the Chief Operating Officer, such Consultant's personal secretary and the persons who shall be acceptable to Parent and identified on a schedule to be agreed upon prior to the purchase of Shares in the Offer.

     In the event either Consultant is found by a nonappealable judgment of a court of competent jurisdiction to have violated the nonsolicitation provision described in the preceding paragraph, in addition to the reasonable fees and expenses of Parent's counsel incurred to enforce such provision, such Consultant shall pay to Parent, as liquidated damages, an amount equal to 200% of the applicable employee's annual compensation (including, without limitation, salary, bonus and benefits) at the time of the violation; PROVIDED, that in the event such Consultant is found by such court to have not violated such nonsolicitation provision, Parent shall pay to such Consultant the reasonable fees and expenses of counsel incurred by such Consultant to defend such action and any actual damages resulting from Parent's interference with such Consultant's commercial relationships.

     Pursuant to the Noncompetition Agreements, each Consultant agreed to pay to the Surviving Corporation, immediately following the Closing, the principal amount of indebtedness, and accrued interest thereon, owed by such Consultant or Health Resources of Cinnaminson, Inc., one of the Company's subsidiaries.

     Simultaneously with the execution of the Merger Agreement, the Parent and the Purchaser also entered into a Noncompetition Agreement with Stephen R. Baker. The terms of such agreement are identical in all material respects to the terms of the Noncompetition Agreements described above, except that the Noncompetition Agreement with Mr. Baker (i) does not contain any provisions relating to the rendering of, or payment for, consulting services by Mr. Baker,
(ii) provides for a cash payment of $500,000 to Mr. Baker as consideration for his agreement to the Restrictive Covenants and (iii) does not contain any provision relating to Health Resources Cinnaminson, Inc.

COLCHESTER

     Genesis has agreed to acquire for $8.4 million the land and buildings of an eldercare facility located in New London, Connecticut owned by Straus Associates, a partnership which is owned by Daniel E. Straus, Moshael J. Straus and certain other members of their family. The facility is currently under lease to a subsidiary of the Company. Upon acquisition of the facility, Genesis will assume the lease. Acquisition of the facility is subject to certain conditions including receipt of all necessary governmental and third party licenses, permits and approvals and consummation of the Merger.

     12. PURPOSE OF THE OFFER; THE MERGER; PLANS FOR THE COMPANY.

     PURPOSE. The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. The Offer is being made pursuant to the Merger Agreement. As promptly as practicable following consummation of the Offer and after satisfaction or waiver of all conditions to the Merger set forth in the Merger Agreement, the Purchaser intends to acquire the remaining equity interest in the Company not acquired in the Offer by consummating the Merger.

     VOTE REQUIRED TO APPROVE THE MERGER. The Board of Directors of the Company has approved the Merger Agreement in accordance with the DGCL. If required for approval of the Merger, the Company has agreed, subject to the satisfaction of the conditions to the Merger set forth in the Merger Agreement, in accordance with and subject to the DGCL, to duly convene a meeting of its stockholders as promptly as practicable following the purchase of Shares pursuant to the Offer for the purpose of considering and taking action on the Merger Agreement. If stockholder approval is required, the Merger Agreement must generally be approved by the vote of the holders of a majority of the outstanding Shares. As a result, if the Minimum Condition is satisfied, the Purchaser will have the power, to approve the Merger Agreement without the affirmative vote of any other stockholder.

     APPRAISAL RIGHTS. Stockholders do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, stockholders of the Company at the time of the Merger who do not vote in favor of the Merger and comply with all statutory requirements will have the right under the DGCL to demand appraisal of, and receive payment in cash of the fair value of, their Shares outstanding immediately prior to the effective date of the Merger in accordance with Section 262 of the DGCL.

     Under the DGCL, stockholders who properly demand appraisal and otherwise comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash. Any such judicial determination of the fair value of such Shares could be based upon considerations other than or in addition to the price paid in the Offer and the Merger and the market value of the Shares. In WEINBERGER V. UOP, INC., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Stockholders should recognize that the value so determined could be equal to or higher or lower than the price per Share paid pursuant to the Offer or the consideration per Share to be paid in the Merger.

     In addition, several decisions by Delaware courts have held that in certain circumstances a controlling stockholder of a corporation involved in a merger has a fiduciary duty to other stockholders that requires that the merger be fair to other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of the consideration to be received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in WEINBERGER and RABKIN V. PHILIP A. HUNT CHEMICAL CORP that the remedy ordinarily available to minority stockholders in a cash-out merger is the right to appraisal described above. However, a damages remedy or injunctive relief may be available if a merger is found to be the product of unfairness, including fraud, misrepresentation or other misconduct.

     THE FOREGOING SUMMARY OF THE RIGHTS OF STOCKHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE ANY AVAILABLE APPRAISAL RIGHTS. THE PRESENTATION AND EXERCISE OF APPRAISAL RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DELAWARE LAW.

     The foregoing description of certain provisions of the DGCL is not necessarily complete and is qualified in its entirety by reference to the DGCL.

     RULE 13E-3. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger following the purchase of Shares pursuant to the Offer in which the Purchaser seeks to acquire any remaining Shares. Rule 13e-3 should not be applicable to the Merger if the Merger is consummated within one year after the expiration or termination of the Offer and the price paid in the Merger is not less than the per Share price paid pursuant to the Offer. However, in the event that the Purchaser is deemed to have acquired control of the Company pursuant to the Offer and if the Merger is consummated more than one year after completion of the Offer or an alternative acquisition transaction is effected whereby stockholders of the Company receive consideration less than that paid pursuant to the Offer, in either case at a time when the Shares are still registered under the Exchange Act, the Purchaser may be required to comply with Rule 13e-3 under the Exchange Act. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Merger or such alternative transaction and the consideration offered to minority stockholders in the Merger or such alternative transaction, be filed with the Commission and disclosed to stockholders prior to consummation of the Merger or such alternative transaction. The purchase of a substantial number of Shares pursuant to the Offer may result in the Company being able to terminate its Exchange Act registration. See Section 14. If such registration were terminated, Rule 13e-3 would be inapplicable to any such future Merger or such alternative transaction.

     PLANS FOR THE COMPANY. If the Purchaser obtains control of the Company pursuant to the Offer, the Parent expects to conduct a detailed review of the Company and its businesses, assets, corporate structure, capitalization, operations, properties, policies, management and personnel and to consider what, if any, changes would be desirable in light of the circumstances that then exist. Such changes could include changes in the Company's businesses, corporate structure, certificate of incorporation, by-laws, capitalization, board of directors, management or dividend policy.

     The Company and Genesis will enter into a management agreement (the "Management Agreement") pursuant to which Genesis will manage the Company's operations. The Management Agreement will be for a term of five years with automatic renewals for one year unless either party terminates the Agreement. Genesis will be paid a fee of six percent of the Company's net revenues for its services under the Management Agreement provided that payment of one third of such fee shall be subordinate to the satisfaction of the Company's senior and subordinate debt covenants and that payment of the management fee shall be no less than $23.9 million in any one year. Under the Management Agreement, Genesis will be responsible for the Company's non-extraordinary sales, general and administrative expenses (other than certain specified third-party expenses), and all other expenses of the Company will be paid by the Company.

     As soon as reasonably practicable following the consummation of the Merger, Parent, Genesis and NeighborCare, Inc., a subsidiary of Genesis, will enter into a joint venture pursuant to which Parent will contribute the stock and/or assets of the pharmacy businesses owned by the Company and Genesis will contribute the stock and/or assets of NeighborCare, Inc. Ownership interests in the pharmacy joint venture shall be allocated to the Parent and Genesis in proportion to the value of the pharmacy business contributed to the joint venture by the Company and Genesis, respectively. In addition, as soon as reasonably practicable following the consummation of the Merger, Genesis will acquire the assets of the rehabilitation and therapy businesses owned by the Company for an aggregate consideration of approximately $24 million.

     Except as described in this Offer to Purchase, neither the Parent nor the Purchaser has any present plans or proposals that would relate to or result in an extraordinary corporate transaction such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries or a sale or other transfer of a material amount of assets of the Company or any of its subsidiaries, any material change in the capitalization or dividend policy of the Company or any other material change in the Company's corporate structure or business or the composition of its Board of Directors or management.

     13. DIVIDENDS AND DISTRIBUTIONS. If the Company should, on or after the date of the Merger Agreement (except as contemplated thereby), split, combine or otherwise change the Shares or its capitalization, or disclose that it has taken any such action, then without prejudice to the Purchaser's rights under Section 15, the Purchaser may make such adjustments to the purchase price and other terms of the Offer as it deems appropriate to reflect such split, combination or other change.

     If on or after the date of the Merger Agreement (except as contemplated thereby), the Company should declare or pay any cash or stock dividend or other distribution on, or issue any right with respect to, the Shares that is payable or distributable to stockholders of record on a date prior to the transfer to the name of the Purchaser or the nominee or transferee of the Purchaser on the Company's stock transfer records of such Shares that are purchased pursuant to the Offer, then without prejudice to the Purchaser's rights under Section 15,
(i) the purchase price payable per Share by the Purchaser pursuant to the Offer will be reduced to the extent any such dividend or distribution is payable in cash and (ii) any non-cash dividend, distribution (including additional Shares) or right received and held by a tendering stockholder shall be required to be promptly remitted and transferred by the tendering stockholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer. Pending such remittance or appropriate assurance thereof, the Purchaser will, subject to applicable law, be entitled to all rights and privileges as owner of any such non-cash dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by the Purchaser in its sole discretion.

     14. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES, NYSE LISTING AND EXCHANGE ACT REGISTRATION. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares. This could adversely affect the liquidity and market value of the remaining Shares held by the public. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the NYSE for continued listing. The NYSE would normally give consideration to suspending or removing from the list a security of a company when (i) the number of shareholders is less than 1,200 or (ii) the number of publicly-held shares is less than 600,000, and the aggregate market value of publicly held shares subject to adjustment is less than $8 million. For purposes of (i) above, the number of beneficial holders of stock held in the name of NYSE member organizations will be considered in addition to the holders of record. For purposes of (ii) above, the shares held by officers, directors, or their immediate families and other concentrated holdings of 10% or more are excluded in calculating the number of publicly held shares. If as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NYSE for continued listing the market for the Shares could be adversely affected.

     In the event that the Shares no longer meet the requirements of the NYSE for continued listing, it is possible that such Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price quotations would be reported by such exchanges or through other sources. However, the extent of the public market for the Shares and the availability of such quotations would depend upon such factors as the number of stockholders and/or the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below and other factors. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares.

     The Shares are currently registered under the Exchange Act. The purchase of Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated upon application of the Company to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of the Shares and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. Furthermore, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of the securities pursuant to Rule 144 under the Securities Act of 1933.

     15. CERTAIN CONDITIONS OF THE OFFER. Notwithstanding any other provision of the Offer, but subject to the terms and conditions of the Merger Agreement, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for any Shares tendered pursuant to the Offer, unless (i) there shall have been validly tendered and not properly withdrawn prior to the expiration of the Offer such number of Shares which would constitute, on a fully diluted basis, a majority of the Company's voting power on the date of purchase, of all securities of the Company entitled to vote generally in the election of directors or in a merger (the "Minimum Condition"), (ii) any applicable waiting period under the HSR Act has been terminated and (iii) the Purchaser shall have received the funding pursuant to the Debt Financing Commitments. Furthermore, the Purchaser will not be required to pay for any Shares not theretofore accepted and may terminate the Offer if at any time before such acceptance, any of the following conditions exists (other than as a result of action or inaction on the part of the Parent or its subsidiaries which constitutes a breach of the Merger Agreement):

          (i) there shall have been any action or proceeding brought by any governmental authority before any federal or state court or governmental, administrative or regulatory authority or agency, located or having jurisdiction within the United States, or any statute, rule, regulation or legislation enacted, promulgated or issued by any governmental authority located or having jurisdiction within the United States, which has or would reasonably be expected to have the effect of: (a) making illegal or otherwise directly or indirectly restraining, prohibiting or making materially more costly the making of the Offer, the acceptance for payment of, payment for or ownership of the Shares by the Parent or the Purchaser, the consummation of any of the transactions contemplated by the Merger Agreement or materially delaying the Merger; (b) prohibiting or materially limiting the ownership or operation by the Company or any of its subsidiaries, or by the Parent, the Purchaser or any of the Parent's subsidiaries or Genesis or any of its subsidiaries of all or any material portion of the business or assets of the Company or any of its material subsidiaries, or the Parent or any of its material subsidiaries, or compelling the Purchaser, the Parent or any of the Parent's subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company or any of its material subsidiaries or the Parent or any of its material subsidiaries, as a result of the transactions contemplated by the Offer or the Merger Agreement; (c) imposing or confirming limitations on the ability of the Purchaser, the Parent, or any of the Parent's subsidiaries effectively to acquire or to exercise full rights of ownership of Shares; or (d) requiring divestiture by the Parent or the Purchaser of any Shares;

          (ii) there shall have occurred any event, or the Purchaser shall have become aware of any fact that will have a Material Adverse Effect with respect to the Company;

          (iii) any of the representations and warranties of the Company set forth in the Merger Agreement (without giving any effect to any qualification regarding materiality) shall not be true and correct in any material respect, in each case as if such representations and warranties were made at the time of determination;

          (iv) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement;

          (v) the Merger Agreement shall have been terminated in accordance with its terms or the Offer shall have been terminated with the consent of the Company;

          (vi) there shall have occurred (a) any general suspension of or limitation on prices for trading on the NYSE, American Stock Exchange or NASDAQ National Market, (b) any declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (c) any material limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, on, or any other event that would limit the extension of credit by banks or other lending institutions, (d) any commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States having a significant adverse effect on the functionality of financial markets in the United States or (e) in the case of any of the foregoing existing at the time of commencement of the Offer, a material acceleration or worsening thereof; or

          (vii) any material approval, permit, authorization, consent or waiting period of any governmental authority applicable to the purchase of Shares pursuant to the Offer or the Merger or the ownership or operation by the Company or any of its subsidiaries, or by the Parent or any of its subsidiaries or by Genesis or any of its subsidiaries of all or a material portion of the business or assets of the Company or any of its subsidiaries shall not have been obtained or satisfied on terms satisfactory to the Parent in its reasonable discretion.

     Notwithstanding anything contained in the Merger Agreement, no condition involving (i) performance of agreements by the Company or (ii) the accuracy of representations and warranties made by the Company, will be deemed not fulfilled, and the Parent and the Purchaser will not be entitled to fail to accept Shares for payment or terminate the Offer on such basis, if the respects in which such agreements have not been performed or the representations and warranties are inaccurate (without giving effect to any qualification regarding materiality), in the aggregate, are not materially adverse to the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole.

     The foregoing conditions are for the sole benefit of the Purchaser and the Parent and may, subject to the terms of the Merger Agreement, be waived by the Purchaser and the Parent in whole or in part at any time and from time to time in their sole discretion. The failure by the Parent, or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

     16. CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS.

     GENERAL. Except as set forth below, neither the Purchaser nor the Parent is aware of any licenses or other regulatory permits that appear to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the Purchaser's acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) as contemplated herein, or of any filings, approvals or other actions by or with any domestic (federal or state), foreign or supranational governmental authority or administrative or regulatory agency that would be required prior to the acquisition of Shares (or the indirect acquisition of the stock of the Company's subsidiaries) by the Purchaser pursuant to the Offer as contemplated herein. Should any such approval or other action be required, it is the Parent's present intention to seek such approval or action. There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, the Parent or the Purchaser or that certain parts of the businesses of the Company, the Parent or the Purchaser might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken, any of which could cause the Purchaser to elect (subject to the terms of the Merger Agreement) to terminate the Offer without the purchase of the Shares thereunder. The Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 16.

     STATE TAKEOVER LAWS. A number of states have adopted takeover laws and regulations which purport to varying degrees to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, principal executive offices or principal places of business therein. To the extent that certain provisions of certain of these state takeover statutes purport to apply to the Offer, the Purchaser believes that such laws conflict with federal law and constitute an unconstitutional burden on interstate commerce. In 1982, the Supreme Court of the United States, in EDGAR V. MITE CORP., invalidated on constitutional grounds the Illinois Business Takeovers Act, which as a matter of state securities law made takeovers of corporations meeting certain requirements more difficult, and the reasoning in such decision is likely to apply to certain other state takeover statutes. However, in 1987, in CTS CORP. V. DYNAMICS CORP. OF AMERICA, the Supreme Court of the United States held that the State of Indiana could, as a matter of corporate law and in particular those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions. Subsequently, in TLX ACQUISITION CORP.
V. TELEX CORP., a federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in TYSON FOODS, INC. V. MCREYNOLDS, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a federal district court in Florida held in GRAND METROPOLITAN PLC V. BUTTERWORTH that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

     Except as described herein, the Purchaser has not attempted to comply with any state takeover statutes in connection with the Offer. The Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that any state takeover statute is found applicable to the Offer, the Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for purchase or pay for, any Shares tendered. See Section 16.

     ANTITRUST. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission ("FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The purchase of the Parent Common Stock pursuant to the Investors' Commitment is subject to such requirements and, as a result thereof, the acquisition of Shares may not be consummated until expiration of the waiting period under the HSR Act with respect to the purchase of the Parent Common Stock pursuant to the Investors' Commitment. See Section 2.

     Genesis, Cypress and TPG intend, as soon as reasonably practicable following the date hereof, to file with the FTC and the Antitrust Division a Premerger Notification and Report Form in connection with the purchase of the Parent Common Stock pursuant to the Investors' Commitment. Under the provisions of the HSR Act, the purchase of the Parent Common Stock pursuant to the Investors' Commitment may not be consummated until the expiration of a 30-calendar day waiting period following the filing by Genesis, Cypress and TPG unless both the Antitrust Division and the FTC terminate the waiting period prior thereto. If, within such 30-calendar day waiting period, either the Antitrust Division or the FTC requests additional information or documentary material from Genesis, Cypress and TPG the waiting period would be extended for an additional 20 calendar days following substantial compliance by Genesis, Cypress and TPG with such request. Thereafter, the waiting period could be extended only by court order. If the purchase of the Parent Common Stock pursuant to the Investors' Commitment is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the Offer may, but need not (other than as may be requested by the Company pursuant to the Merger Agreement), be extended and in any event the purchase of and payment for Shares will be deferred until 20 days after the request is substantially complied with, unless the waiting period is sooner terminated by the FTC and the Antitrust Division or a court order is obtained by the FTC or the Antitrust Division prohibiting the sale of the Parent Common Stock pursuant to the Investors' Commitment. See Section 2. Only one extension of such waiting period pursuant to a request for additional information is authorized by the HSR Act and the rules promulgated thereunder, except by court order. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See
Section 4.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by the Purchaser pursuant to the Offer. At any time before or after the purchase by the

Purchaser of Shares pursuant to the Offer, either of the FTC and the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares purchased by the Purchaser or the divestiture of substantial assets of the Parent, its subsidiaries or the Company. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances.

     Based upon an examination of publicly available information relating to the businesses in which the Company and its subsidiaries are engaged, the Purchaser has determined that the Company and Genesis both provide similar services in certain geographic areas. Although the Purchaser believes that the acquisition of Shares pursuant to the Offer would not violate the antitrust laws, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such challenge is made, what the outcome will be. See Section 15 for certain conditions to the Offer, including conditions with respect to litigation and certain government actions.

     FEDERAL AND STATE HEALTHCARE REGULATORY AUTHORITIES. The Company owns, operates and/or manages long term care facilities and assisted living facilities, and provides institutional pharmacy services and other non-acute health services. Certain of the above services or facilities are provided or operated in Connecticut, Illinois, New Jersey, Massachusetts, Ohio, Pennsylvania, Rhode Island, Vermont, Virginia, West Virginia and Wisconsin.

     The regulatory requirements of these jurisdictions may require notice of and/or approval prior to any direct or indirect change in ownership, control or management of any of the facilities or services. These regulatory requirements include, without limitation, those providing for licensure, dispensing pharmaceuticals and related medical supplies, certificate of need or similar laws restricting development and/or expansion activities ("CON laws" or "CON"), participation in the Medicaid program, as well as federal laws regarding participation in the Medicare and the Medicaid programs and dispensing pharmaceuticals. To the extent that the consummation of the Offer or the consummation of the Merger is determined to constitute any such change in ownership, control or management of facilities or services under the applicable regulatory requirements, consummation of the Offer and the consummation of the Merger would be subject to compliance with the regulatory requirements of the applicable state, as well as any applicable federal laws and receipt, to the extent applicable, of any required approvals or other authorizations. The state and federal requirements are subject to interpretation by the various agencies and may, in certain instance, be subject to waiver.

     Pursuant to federal Medicare program standards, providers must notify the Medicare program as promptly as possible upon initiating negotiations for a change of ownership but in no event later than 15 working days after the transaction causing the change in ownership occurs. When a provider undergoes a change of ownership, the provider must also file a final cost report no later than 45 days following the change in ownership. According to Medicare program standards, the merger of the provider corporation into another corporation, or the consolidation of two or more corporations, resulting in the creation of a new corporation constitutes a change in ownership. However, transfer of corporate stock or the merger of another corporation into the provider corporation does not constitute a change of ownership. The Drug Enforcement Agency ("DEA") standards provide that written consent of the administrator of the DEA is required for or other transfer of DEA registration.

     CONNECTICUT. The Connecticut regulatory requirements provide that notice of any change of ownership of a long term care facility owned by an individual, partnership or association, or the change in ownership of 10% or more of stock of a corporation which owns, conducts, operates or maintains such a facility must be given to the Connecticut Department of Public Health ("CtDPH") at least 90 days prior to the effective date of the proposed change. Upon receipt of the notice the CtDPH will forward an application which must be completed and filed with the CtDPH. Additionally, filings and approvals must be obtained from the Connecticut Departments of Public Health and Social Services in the event any facility intends to transfer all or part of its ownership or control prior to being initially licensed.

     ILLINOIS. The Illinois licensure regulatory requirements provide that whenever ownership of a long term care facility is transferred the transferee must obtain a new probationary license and the transferee must notify the Illinois Department of Public Health at least 30 days prior to final transfer. Likewise, long term care facility Medicaid providers must notify the Department of Public Aid at least 30 days prior to a change in ownership of a facility or prior to the lease of a facility to a new operator. The applicable regulations provide that approval of a corporate entity, such as a pharmacy or home health agency, as a participant in the Medicaid Program applies only to existing ownership and corporate structure and is not transferable and therefore prior to a change in ownership or corporate structure approval for the new provider must be obtained. The Illinois CON law prohibits the construction or modification of a long term care facility, including a change of ownership of a long term care facility without obtaining CON approval. A change of ownership is defined as a transfer of stock of over 50%, the issuance of a new license or the issuance of a new Medicaid or Medicare provider number. However, an exemption can be requested from the Health Facilities Planning Board prior to the acquisition of the ownership interest.

Such exemption will be granted if certain information is provided to the Board, and a legal notice is published, certain other procedural requirements are met and the Board determines an exemption is appropriate under applicable standards. The Illinois pharmacy regulatory requirements prohibit operation of a pharmacy without a license. Those regulations require that any entity proposing a change of ownership of a pharmacy file an application with the Illinois Department of Professional Regulation and receive a new license in order to proceed with the transfer. The Illinois home health agency licensure standards require licensure by a new owner or person in interest prior to the sale or transfer of a home health agency.

     MASSACHUSETTS. The Massachusetts regulatory requirements provide that a completed notice of intent form must be submitted to the Massachusetts Department of Public Health ("MaDOH") at least 90 days in advance of any transfer of ownership (including a transfer of a majority of stock) of any long term care facility in order to allow the MaDOH to determine whether the applicant is suitable for licensure. Additionally, an applicant must apply for a license within 48 hours of the transfer. The Massachusetts Department of Elder Affairs ("MaDEA") requires that an Application for Certification to MaDEA be submitted at least 30 days prior to the transfer of ownership of an assisted living residence and approval of such certification is dependent INTER ALIA, upon the MaDEA determining that the applicant satisfies the various standards. The acquisition of an existing long term care facility is generally subject to CON review unless the MaDOH is notified of the intent to acquire the facility at least 30 days prior to contractual arrangements are entered into to acquire the facility and there will be no change in the services or bed capacity of the facility to be acquired. The Massachusetts Board of Registration in Pharmacy requires the filing of an application in connection with the change of ownership or management of a pharmacy. Additionally, any corporation or partnership which owns a pharmacy must notify the Board within ten working days of certain changes to the entity including in certain instances, a change in the stockholders. According to the Massachusetts Department of Public Welfare, Division of Medical Assistance a provider must notify the Division prior to a change of direct or indirect ownership of a healthcare entity (including a long term care facility, a pharmacy, home health agency, or in certain circumstances an assisted living facility). Upon receipt of such notice the Division will determine whether an application needs to be filed prior to the actual ownership change.

     NEW JERSEY. The New Jersey CON standards exempt from CON review a transfer of ownership interest in a long term care facility in which the prospective owner satisfies the New Jersey Department of Health and Senior Services ("NJDOH") review of the prospective owner's prior operating experience and compliance with other laws. Regardless of whether CON review is required, according to the NJDOH, ownership may not be transferred in a long term care facility unless the prospective owner has applied for a new license and received approval prior to the transfer of ownership. The licensure review process will include a review of the prospective owner's operations in New Jersey and other jurisdictions. The New Jersey State Board of Pharmacy regulations provide, that whenever there is any change of ownership of the business entity holding a permit to operate a pharmacy, the new ownership of the entity must apply for a permit not less than 30 days in advance of the change of ownership. The New Jersey Medicaid standards require that, upon sale or change of ownership of an approved pharmacy, the new owner must apply in order to participate in the Medicaid program.

     OHIO. The Ohio licensure requirements provide that health care facilities must provide notice of changes in ownership to the Department of Health. A certificate of need is not needed for the acquisition or merger of an existing health care facility that does not involve a change in the number of beds, by service or in the number or type of service. However, a notice of intent is required to be filed with the Ohio Department of Health ("OHDOH") and the health service agency designated for the health service area in which the activity will be conducted. The Ohio Medical Assistance regulations require long term care providers to notify the OHDOH at least 45 days prior to the effective date of certain changes including any contract of sale. Other providers are required to inform the Ohio Department of Human Services within ownership.

     PENNSYLVANIA. The Pennsylvania Department of Health ("PaDOH") requirements provide that long term care facilities must notify PaDOH in writing at least 90 days in advance of a potential change in ownership or licensee and within 30 days of the effective date of any transfer of stock of 5% or more. The PaDOH licensure regulations require home health care agencies to notify PaDOH in writing within 30 days of a change in the partners, officers, directors, principal stockholders or persons in charge of a home health care agency owned by a partnership or corporation. The Pennsylvania State Board of Pharmacy ("PaBOP") regulations provide that pharmacy licenses are not transferable and require the submission of an application, and issuance of a permit in order to change ownership of a pharmacy. To the extent assisted living beds are operated as a personal care facility, the Pennsylvania Department of Public Welfare ("PaDPW") requires notice within thirty days of the change in ownership. The Pennsylvania Medicaid regulations require a change in ownership or control interest of 5% or more of a long term care facility, home health agency, or pharmacy to be reported to PaDPW within 30 days of the date the change occurs. Additionally, any long term care facility provider that enters into an agreement of sale that will result in a change of ownership of the long term care facility must notify PaDPW at least 30 days prior to the effective date of sale and

PaDPW will enter into a provider agreement with the buyer or transfer the current agreement subject to the buyer's satisfaction of certain standards. The Pennsylvania CON law was subject to a "sunset" provision in December, 1996 and is no longer in effect. PaDPW has issued a policy statement to the effect that generally it will not enter into a provider agreement with any long term care facility which did not receive CON approval for the beds at issue prior to the sunset of the CON law.

     RHODE ISLAND. The Rhode Island regulatory requirements provide that any change in owner (including in the case of a partnership, the removal of, addition or substitution of a partner which results in a new partner acquiring a controlling interest in the partnership), operator (including a change in the person or entity responsible for certain management functions), or lessee of a licensed health care facility, including a long term care facility, requires prior review by the Health Services Council and approval of the Rhode Island Department of Health ("RIDOH") as a condition precedent to the transfer, assignment or issuance of a new license. Notice of change in owner or operator of a long term care facility must be provided to RIDOH at least six weeks prior to the date of the proposed change. The approval process includes notice to the public and the opportunity for public comment, as well as consideration of the applicant's record of providing services.

     VERMONT. The Vermont long term care facility licensure standards require that a facility provide notice to the Vermont Division of Licensing and Protection at least 90 days prior to any proposed change of ownership which will cause a discharge or transfer of residents. Written notice must also be given of any change in the persons with an ownership or control interest of five percent or more. A CON to operate a long term care facility can be transferred in the event of a change in ownership. Such transfers require 30 days prior written notice to the Health Policy Council. Failure to give such notice invalidates the CON held by the long term care facility. When the Health Policy Council receives notice of a transfer of a CON, the Health Policy Council may in its discretion reopen its review for the purpose of evaluating the management and financial capabilities of the proposed transferee. According to the Vermont Division of Rate Setting, 60 days notice is required to be given upon a transfer of ownership of a long term care facility if there is going to be a request for a set up of basis of assets.

     VIRGINIA. The Virginia CON laws provide that at least 30 days before any person is contractually obligated to acquire an existing nursing home for a cost in excess of $600,000, the purchaser must notify the commissioner of the Virginia Department of Health ("VaDoH") and the regional health planning agency that serves the area in which the facility is located. If the commissioner finds that a reviewable clinical health service or beds are to be added as a result of the acquisition, the commissioner may require the proposed new owner to obtain approval prior to acquisition. If such approval is required, the application will be considered under the appropriate batch group. The licensure regulations require a long term facility to notify the VaDoH of any changes; which affect the accuracy of the license of long term care facility including a change in management or ownership, at least 30 days in advance of the change.

     WEST VIRGINIA. The West Virginia long term care facility licensure standards provide that, in the case of a transfer of ownership, the proposed new owner must file an application with the West Virginia Department of Health and Human Resources ("WVaDHHR") no later than 30 days before the proposed transfer date. Thereafter, the WVaDHHR is required to issue or deny the license within three months of proof of the transfer of ownership is submitted. During the time period between the application and the determination of the WVaDHHR, the pending application serves as a license. The West Virginia personal care home licensure standards require submission of an application at least 90 days prior to change in a licensee. West Virginia CON laws prohibit the transfer of ownership of a long term care facility without first obtaining CON approval. The CON process includes notification of intent and submission of an application which is considered under an appropriate batch group. The approval is subject to the applicant's satisfaction INTER ALIA of various standards require. West Virginia Board of Pharmacy ("WVaBOP") requirements provide that a pharmacy permit is not transferable. According to WVaBOP, a new permit will be necessary if a new DEA number is issued.

     WISCONSIN. The Wisconsin CON standards provide that no person may transfer through sale or lease any long term care approval. The Wisconsin regulatory requirements provide that a long term care facility license is issued only for the premises and persons named in the application and require a new license to be issued whenever ownership of a long term care facility is transferred. Notification of the proposed transfer, the filing of an application and license must occur at least 30 days prior to final transfer. Moreover, notification of any change in management of such a facility must be provided to the state. The Wisconsin pharmacy licensure requirements prohibit operation of a pharmacy following a change in ownership unless the change in ownership has been reported to the Wisconsin Pharmacy Board Examining Office and a new license has been issued. The Wisconsin Medical Assistance regulations provide that any change in the status of provider (including any change in ownership, management or control) must be reported in the Wisconsin Department of Social Services ("WiDSS") by the effective date of change. With regard to changes in ownership, a non-nursing home provider must notify WiDSS and obtain a new Medicaid provider agreement and a nursing home provider will be assigned the provider agreement of the prior owner.

     MARGIN CREDIT REGULATIONS. Federal Reserve Board Regulations G, T, U and X (the "Margin Credit Regulations") restrict the extension or maintenance of credit for the purpose of buying or carrying margin stock, including the Shares, if the credit is secured directly or indirectly thereby. Such secured credit may not be extended or maintained in an amount that exceeds the maximum loan value of the margin stock. Under the Margin Credit Regulations, the Shares are presently margin stock and the maximum loan value thereof is generally 50% of their current market value. The definition of "indirectly secured" contained in the Margin Credit Regulations provides that the term does not include an arrangement with a customer if the lender in good faith has not relied upon margin stock as collateral in extending or maintaining the particular credit.

     17. FEES AND EXPENSES. Montgomery Securities and Morgan Stanley are acting as Dealer Managers in connection with the Offer. In addition, Montgomery Securities is acting as financial advisor to Genesis in connection with its investment in the Parent and Morgan Stanley is acting as financial advisor to the Parent in connection with the Transactions described in the Offer. As compensation for its services as Dealer Manager and advisor Montgomery Securities will receive a fee of approximately $5.0 million if the Offer is consummated. In the event the Offer is not consummated, Montgomery Securities will receive a fee of approximately $2.5 million. As compensation for its services, Morgan Stanley will receive a fee of approximately $5.0 million if the Transactions are consummated. Genesis will also reimburse Montgomery Securities for reasonable out-of-pocket expenses including reasonable attorney's fees and has also agreed to indemnify Montgomery Securities against certain liabilities and expenses in connection with the Offer, including certain liabilities under the Federal Securities Laws. The Parent will also reimburse Morgan Stanley for reasonable out-of-pocket expenses including reasonable attorney's fees and have also agreed to indemnify Morgan Stanley against certain liabilities and expenses in connection with the Offer, including certain liabilities under the Federal Securities Law. For a discussion of certain fees and expenses payable to the Bridge Lenders, see Section 9 ("Source and Amount of Funds -- Subordinated Bridge Financing").

     The Purchaser has retained D.F. King & Co., Inc. to act as the Information Agent and ChaseMellon Shareholder Services, L.L.C. to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward the Offer materials to beneficial owners. The Information Agent and the Depositary will receive reasonable and customary compensation for services relating to the Offer and will be reimbursed for certain out-of-pocket expenses. The Purchaser and the Parent have also agreed to indemnify the Information Agent and the Depositary against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

     The Purchaser will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Shares pursuant to the Offer (other than to the Dealer Managers, the Information Agent and the Depositary). Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

     18. MISCELLANEOUS. The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Shares. The Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, the Purchaser will make a good faith effort to comply with any such state statute. If after such good faith effort, the Purchaser cannot comply with such state statute, the Offer will not be made to nor will tenders be accepted from or on behalf of the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by the Dealer Managers or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

     The Purchaser and the Parent have filed with the Commission a Schedule 14D-1 (including exhibits) pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer. Such statement and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the Commission (except that they will not be available at the regional offices of the Commission) in the manner set forth in Section 8 of this Offer to Purchase.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR THE PARENT NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

                                    GENESIS ELDERCARE ACQUISITION CORP.

June 20, 1997

                                                                      SCHEDULE I

                        DIRECTORS AND EXECUTIVE OFFICERS
                   OF THE PARENT, THE PURCHASER AND GENESIS,
                         MEMBERS OF CYPRESS L.L.C. AND
                      DIRECTORS AND EXECUTIVE OFFICERS OF
                            ONWIST AND TPG ADVISORS

     1. DIRECTORS AND EXECUTIVE OFFICERS OF THE PARENT AND THE PURCHASER. The name, present principal occupation or employment and five-year employment history of each director and executive officer of the Parent and the Purchaser are set forth below. All directors and executive officers listed below are citizens of the United States, other than Mr. Spiegel who is a citizen of Canada. The business address of Mr. Walker, Mr. Hager and Mr. Howard is 148 West State Street, Kennett Square, Pennsylvania 19348. The business address of Mr. Singleton, Mr. Spiegel and Mr. Stern is 65 East 55th Street, 19th Floor, New York, New York 10022. The business address of Mr. Coulter, Mr. Coslet and Mr. Peterson is 600 California Street, Suite 1850, San Francisco, California 94108.

                                                PRESENT PRINCIPAL OCCUPATION
                                                OR EMPLOYMENT AND FIVE-YEAR
  NAME AND POSITION                                  EMPLOYMENT HISTORY
Michael R. Walker      Founder, Chairman and Chief Executive Officer of Genesis since 1985. From 1981
Chairman, Chief        through 1985, Mr. Walker served as Chief Financial Officer and, later, as
Executive Officer and  President and Chief Operating Officer of Health Group Care Centers.
Director
George V. Hager, Jr.   Senior Vice President and Chief Financial Officer of Genesis since February
Senior Vice            1996. Mr. Hager joined Genesis in July 1992 as Vice President and Chief
President, Chief       Financial Officer. Prior thereto, Mr. Hager was the partner in charge of the
Financial Officer and  healthcare practice for KPMG Peat Marwick LLP in the Philadelphia office.
Director
James L. Singleton     Vice Chairman of Cypress since May 1994. Prior to May 1994, Mr. Singleton was
Vice President,        a Managing Director with Lehman Brothers where he worked in the Merchant
Assistant Secretary    Banking Group.
and Director
James G. Coulter       Managing partner of TPG since 1992. Prior to 1992, Mr. Coulter was a Vice
Vice President,        President of Keystone, Inc.
Assistant Secretary
and Director
Jonathan J. Coslet     Partner of TPG since 1993. Prior to 1993, Mr. Coslet was in the Investment
Director               Banking Department of Donaldson, Lufkin & Jenrette Securities Corporation,
                       specializing in leveraged acquisitions and high-yield finance.
Richard R. Howard      Director of Genesis since 1985; President of Genesis since June, 1986. Mr.
Director               Howard joined Genesis in September 1985 as Vice President of Development.
                       Previously, Mr. Howard was the Chief Financial Officer of Health Group Care
                       Centers.
Karl I. Peterson       Vice President of TPG since 1995. From 1992 until 1995, Mr. Peterson was in
Director               the Mergers and Acquisitions Department and the Leveraged Buyout Group of
                       Goldman, Sachs & Co.
William Spiegel        Principal of Cypress since May 1994. Prior to May 1994, Mr. Spiegel was with
Director               Lehman Brothers where he worked in the Merchant Banking Group.
James A. Stern         Chairman of Cypress since May 1994. Prior to May 1994, Mr. Stern was a
Director               Managing Director with Lehman Brothers where he was the head of the Merchant
                       Banking Group.

     2. DIRECTORS AND EXECUTIVE OFFICERS OF GENESIS. The name, present principal occupation or employment and five-year employment history of each director and executive officer of Genesis are set forth below. All directors and executive officers listed below are citizens of the United States. The business address of all of the persons set forth below is 148 West State Street, Kennett Square, Pennsylvania 19348.

                                                PRESENT PRINCIPAL OCCUPATION
                                                OR EMPLOYMENT AND FIVE-YEAR
        NAME                                         EMPLOYMENT HISTORY
Michael R. Walker      Founder, Chairman and Chief Executive Officer of Genesis since 1985. From 1981 through 1985, Mr. Walker served as Chief Financial Officer and, later, as
                       President and Chief Operating Officer of Health Group Care Centers.
Roger C. Lipitz        Director of Genesis since 1994; Chairman of Meridian Healthcare, Inc. from
                       1969 through 1993.
Alan B. Miller         Director of Genesis since October, 1993; Chairman, President and Chief
                       Executive Officer of Universal Health Services, Inc. since 1978.
Fred F. Nazem          Director of Genesis since January, 1989; Founder and Managing Partner of Nazem
                       & Company.
Richard R. Howard      Director of Genesis since 1985; President of Genesis since June, 1986. Mr.
                       Howard joined Genesis in September 1985 as Vice President of Development.
                       Previously, Mr. Howard was the Chief Financial Officer of Health Group Care
                       Centers.
Samuel H. Howard       Director of Genesis since March, 1988; Founder and Chairman of Phoenix
                       Healthcare Corporation and the founder and President of Phoenix Communi-
                       cations Group, Inc. and Phoenix Holdings, Inc.
Allen R. Freedman      Director of Genesis since February, 1996; Chairman and Chief Executive Officer of Fortis, Inc. and Chairman of the Board of its principal insurance and investment affiliates in the United States since 1990.
Stephen E. Luongo      Director of Genesis since October, 1993; Partner in the law firm of Blank Rome
                       Comisky & McCauley since 1979. Blank Rome Comisky & McCauley serves as outside legal counsel for Genesis.
David C. Barr          Executive Vice President of Genesis since October 1988.
John F. DePodesta      Senior Vice President, Law and Public Policy since January 1996. Prior thereto, he was a partner and currently is of-counsel in the law firm of
                       Pepper, Hamilton & Scheetz. Mr. Depodesta currently serves as the Executive
                       Vice President, Law and Regulatory Affairs and Director of Primus
                       Telecommunications, Inc., and the Chairman of the Board of Iron Road Railways,
                       Incorporated, both of which he co-founded in 1994. Pepper, Hamilton & Scheetz performs outside legal services for Genesis.
George V. Hager, Jr.   Senior Vice President and Chief Financial Officer since February 1996. Mr.
                       Hager joined Genesis in July 1992 as Vice President and Chief Financial
                       Officer. Prior thereto, Mr. Hager was the partner in charge of the healthcare practice for KPMG Peat Marwick LLP in the Philadelphia office.
Edward B. Romanov,     Senior Vice President, Development of Genesis since May 1992.
Jr.
Maryann Timon          Senior Vice President for Genesis' Managed Care Division since May 1996. From
                       January 1995 through May 1996 Ms. Timon served as Corporate Vice President of the Managed Care Division. Ms. Timon joined Genesis in December 1990 to form and serve as President of a wholly owned subsidiary, Healthcare Services
                       Network.

James V. McKeon        Vice President and Corporate Controller of Genesis since April 1997. Mr.
                       McKeon joined Genesis in June 1994 as Director of Financial Reporting and
                       Investor Relations. From September 1986 until June 1994 Mr. McKeon was employed by KPMG Peat Marwick, most recently as Senior Manager.
Kenneth R. Kuhnle      Vice President and Treasurer of Genesis since February 1990.
Marc D. Rubinger       Vice President and Chief Information Officer of Genesis since November 1995.
                       Prior thereto, Mr. Rubinger served as General Manager-Decision Support Systems of Shared Medical Systems.
Michael G. Bronfein    President and Chief Executive Officer of NeighborCare, Inc. since 1991.
Deborah M. Soutar      President of Genesis ElderCareSM Rehabilitation Services since December, 1993.
                       From August 1991 through November, 1993, Ms. Soutar served as Vice President,
                       Operations of Genesis.
Dr. Vincent T.         President of New England Region, Genesis since October, 1996. Prior thereto,
Barnaba                Dr. Barnaba was President of Genesis ElderCareSM Physician Services, Inc.
                       since February, 1988.
David C. Almquist      President of Chesapeake Region, Genesis since October 1996. Prior thereto, Mr.
                       Almquist served in the capacity of both Senior Vice President and Divisional
                       President of Centers Division with Genesis. From June 1991 through November
                       1993, Mr. Almquist served as Senior Vice President of Nursing Centers for
                       Meridian Healthcare.
Robert A. Reitz        President of Mid Atlantic Region Genesis since October 1996. From November
                       1993 through September 1996, Mr. Reitz was Vice President of Centers Division
                       and was Vice President of Meridian Healthcare from 1992 to 1993.
Mary Ann Miller        President of Centers Southern Region Genesis since October 1996. Prior thereto, Ms. Miller was President of ASCO Healthcare.

     3. MEMBERS OF CYPRESS L.L.C. The name, present principal occupation or employment and five-year employment history of each member of Cypress L.L.C. are set forth below. All persons listed below are citizens of the United States. The business address of each of the persons listed below is 65 East 55th Street, 19th Floor, New York, New York 10022.

                                              PRESENT PRINCIPAL OCCUPATION
                                               OR EMPLOYMENT AND FIVE-YEAR
       NAME                                        EMPLOYMENT HISTORY
James A. Stern      Chairman of Cypress since May 1994. Prior to May 1994, Mr. Stern was a Managing
                    Director with Lehman Brothers where he was the head of the Merchant Banking
                    Group.
Jeffrey P. Hughes   Vice Chairman of Cypress since May 1994. Prior to May 1994, Mr. Hughes was a
                    Managing Director with Lehman Brothers where he worked in the Merchant Banking
                    Group.
James L. Singleton  Vice Chairman of Cypress since May 1994. Prior to May 1994, Mr. Singleton was a
                    Managing Director with Lehman Brothers where he worked in the Merchant Banking
                    Group.
David P. Spalding   Vice Chairman of Cypress since May 1994. Prior to May 1994, Mr. Spalding was a
                    Managing Director with Lehman Brothers where he worked in the Merchant Banking
                    Group.

     4. DIRECTORS AND EXECUTIVE OFFICERS OF ONWIST. The name, present principal occupation or employment and five-year employment history of each director of Onwist are set forth below. Mr. Douglas and Mr. Smith are citizens of Bermuda. Mr. Spalding is a citizen of the United States. The business address of Mr. Douglas and Mr. Smith is c/o Bank of Bermuda (Cayman) Limited, P.O. Box 513 G.T., British American Tower, Third Floor, Georgetown, Grand Caymen, Caymen Islands, B.W.I. The business address of Mr. Spalding is 65 East 55th Street, 19th Floor, New York, New York 10022.

                                              PRESENT PRINCIPAL OCCUPATION
                                               OR EMPLOYMENT AND FIVE-YEAR
       NAME                                        EMPLOYMENT HISTORY
Luis A. Douglas     Senior Executive Vice President, Corporate Clients of The Bank of Bermuda Limited
                    since March 1997. Prior to March 1997, Mr. Douglas was Executive Vice President,
                    Corporate Trust of The Bank of Bermuda Limited.
David T. Smith      Senior Vice President, Corporate Trust of The Bank of Bermuda Limited since March
                    1997. Prior to March 1997, Mr. Smith was a Vice President of The Bank of Bermuda
                    Limited.
David P. Spalding   Vice Chairman of Cypress since May 1994. Prior to May 1994, Mr. Spalding was a
                    Managing Director with Lehman Brothers where he worked in the Merchant Banking
                    Group.

     5. DIRECTORS AND EXECUTIVE OFFICERS OF TPG ADVISORS. The name, present principal occupation or employment and five-year employment history of each director and executive officer of TPG Advisors are set forth below. All directors and executive officers listed below are citizens of the United States. The business address of Mr. Bonderman and Mr. O'Brien is 201 Main Street, Suite 2420, Fort Worth, Texas 76102. The business address of Mr. Coulter and Mr. Price is 600 California Street, Suite 1850, San Francisco, California 94108. The business address of Mr. Schifter is 1133 Connecticut Avenue, N.W., Washington, D.C. 20036.

                                                PRESENT PRINCIPAL OCCUPATION
                                                 OR EMPLOYMENT AND FIVE-YEAR
         NAME                                        EMPLOYMENT HISTORY
David Bonderman          Managing partner of TPG since 1992. Prior to 1992, Mr. Bonderman was Chief
                         Operating Officer and Chief Investment Officer of Keystone Inc.
James G. Coulter         Managing partner of TPG since 1992. Prior to 1992, Mr. Coulter was a Vice
                         President of Keystone Inc.
William S. Price         Managing partner of TPG since 1992. Prior to 1992, Mr. Price was Vice
                         President of Strategic Planning and Business Development for GE Capital.
Richard P. Schifter      Managing partner of TPG since 1994. From prior to 1992 until joining TPG in
                         1994, Mr. Schifter was a partner at the law firm of Arnold & Porter in
                         Washington, D.C.
James J. O'Brien         Chief Financial Officer of TPG since 1992. Prior to 1992, Mr. O'Brien was an independent financial and business consultant to a wide range of corporate clients.

     Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

                        THE DEPOSITARY FOR THE OFFER IS:

                    CHASEMELLON SHAREHOLDER SERVICES, L.L.C.

                BY MAIL:                                  BY HAND:                       BY OVERNIGHT COURIER DELIVERY:
          Post Office Box 3301                   120 Broadway -- 13th Floor                  85 Challenger Road --
       South Hackensack, NJ 07606                 New York, New York 10271                 Mail Drop -- Reorg. Dept.
    Attn: Reorganization Department           Attn: Reorganization Department              Ridgefield Park, NJ 07660
                                                                                        Attn: Reorganization Department
                                                 BY FACSIMILE TRANSMISSION:
                                                       (201) 329-8936
                                                   CONFIRM BY TELEPHONE:
                                                       (201) 296-4860

     Any questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent. You may also contact your broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                             D.F. KING & CO., INC.

                                77 Water Street
                               New York, NY 10005
                         Call Toll Free (800) 488-8035

                     THE DEALER MANAGERS FOR THE OFFER ARE:

                             MONTGOMERY SECURITIES

                             600 Montgomery Street
                            San Francisco, CA 94111
                           1-800-227-4786 (ext. 5945)

                           MORGAN STANLEY DEAN WITTER
                       Morgan Stanley & Co., Incorporated
                          1585 Broadway -- 35th Floor
                               New York, NY 10036
                                 (212) 761-4341